As filed with the Securities and Exchange Commission on January 15, 2002. Registration No. 333-__________.


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM SB-2

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          BIOPHAN TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)

          Nevada                         8700                 82-0507874
(State or other jurisdiction   (Primary Standard Industrial  (IRS Employer
    of incorporation or              Classification          Identification
        organization)                   Code Number)               Number)


                        150 Lucius Gordon Drive, Suite 215
                          West Henrietta, New York 14586
                                 (585) 214-2441
(Address and telephone number of registrant's principal executive offices)


                                Michael L. Weiner
                             Chief Executive Officer
                       150 Lucius Gordon Drive, Suite 215
                         West Henrietta, New York 14586
                               Ph. (585) 214-2441
                               Fax:(585) 427-9049
         (Name, address and telephone number of agent for service)


                    Copy of all communications to:

                              Alan S. Lockwood, Esq.
                     Boylan, Brown, Code, Vigdor & Wilson, LLP
                                2400 Chase Square
                            Rochester, New York  14604
                               Ph.  (585) 232-5300
                               Fax: (585) 232-3528


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                     CALCULATION OF REGISTRATION FEE

Title of Each     Amount to Be   Proposed Maximum   Proposed Maximum   Amount of
Class of          Registered     Offering Price     Aggregate          Registration
Securities to                    Per Share (1)      Offering Price     Fee
Be Registered                                       (1)
-------------------------------------------------------------------------------------
Common Stock      Up to              $.655          $7,860,000          $723
                  12,000,000

Common Stock      Up to              $.655          $393,000            $36
Issuable upon     600,000
Exercise of
Carolina
Financial
Warrants(2)

Common Stock      5,541,100          $.655          $3,629,420.50       $334

Common Stock      2,770,550          $.655          $1,814,710.25       $167
Issuable upon
Exercise of
Warrants(2)

Common Stock      258,006            $.655          $168,993.93         $16
Issued as
Commission

Common Stock      121,572            $.655          $79,629.66          $7
Issuable upon
Exercise of CFS
Warrants(2)

Common Stock      1,180,000          $.655          $772,900            $71
Issuable upon
Exercise of
Warrants of
Biomed(2)

Common Stock      3,000,000          $.655          $1,965,000          $181
Issuable upon
Exercise of
Warrants of
SBI(2)

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended
(the "Act"), based on the average of the closing bid and asked prices for the Registrant's Common Stock (the "Common Stock") as reported on the Nasdaq OTC Bulletin Board on January 8, 2003.

(2) The number of shares of Common Stock specified above is the number which may be acquired upon exercise of certain of the Company's warrants described in the Prospectus forming a part of this Registration Statement (the "Warrants"). This Registration Statement covers, pursuant to Rule 416, in addition, such indeterminable number of shares of Common Stock as may be issued on exercise of the Warrants by reason of adjustments in the number of shares of Common Stock issuable pursuant to antidilution provisions contained in the Warrants. Since such additional Common Stock will, if issued, be issued for no additional consideration, no registration fee is required.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                Subject to completion dated January 15, 2003

                               PROSPECTUS
                        BIOPHAN TECHNOLOGIES, INC.

                     25,471,228  SHARES OF COMMON STOCK


There are hereby offered up to 25,471,228   shares of the common stock, of
Biophan Technologies, Inc. All of these shares are being offered by selling shareholders. Biophan will not receive any of the proceeds from the sale of shares by the selling shareholders.

This prospectus relates primarily to the resale by Spectrum Advisors, Ltd., of up to 12,000,000 shares of our common stock that may be issued through a common stock purchase agreement between us and Spectrum, as further described in this prospectus.

Spectrum is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales.

This prospectus also relates to the resale of the following shares:

    * up to 600,000 shares of our common stock underlying up to 600,000 warrants to be issued to Carolina Financial Services, LLC for services rendered in relation to the common stock purchase agreement

    * 5,541,100 shares of common stock, and 2,770,550 shares of common stock underlying warrants, issued to certain purchasers in a private placement of our securities, pursuant to which the purchasers were granted the right to have their common stock registered in a subsequent registration statement, together with 258,006 shares issued as commissions to broker/dealers in connection with that offering;;

    * 121,572 common shares underlying warrants granted to principals of CFS for financial advisory and investment banking services;

    * 1,180,000 shares issuable upon exercise of warrants issued to Biomed Solutions, LLC; and

    * 3,000,000 shares issuable upon exercise of warrants issued to SBI E2-Capital (USA), Inc.

Our common stock trades on the over-the-counter market under the symbol "BIPH." The last reported sales price for our common stock on January 10, 2003 was $.63 per share.

The Securities Offered Hereby Involve A High Degree Of Risk.

Investing In Our Common Stock Involves Risks Which Are Described Under "Risk Factors" Beginning On Page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospects is accurate or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is January 15, 2003.

                         TABLE OF CONTENTS
PART I                                                              Page

    Prospectus Summary                                                5

    Summary Historical Financial Information                          6

    Risk Factors                                                      7

    Use of Proceeds                                                  12

    Nature of Trading Market                                         13

    Dividend Policy                                                  14

    Capitalization.                                                  14

    Plan of Operation                                                14

    Business                                                         18

    Legal Proceedings                                                24

    Management                                                       24

    Executive Compensation                                           28

    Security Ownership of Certain Beneficial Owners and Management   29

    Certain Transactions                                             31

    Description of Securities                                        32

    Shares Eligible for Resale                                       34

    Common Stock Purchase Agreement                                  34

    Selling Stockholders                                             36

    Plan of Distribution                                             41

    Legal Matters                                                    43

    Experts                                                          43

    Where you can find Additional Information                        43

    Financial Statements                                            F-1

PART II

Information not required in prospectus                               44

Signatures                                                           49


You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.


                              PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "risk factors," and our financial statements and the accompanying notes.

Biophan Technologies, Inc.

Biophan Technologies, Inc. is an early-stage research and development company focusing on technology that will enable certain medical procedures and biomedical devices, including cardiac pacemakers, to become safe and compatible with magnetic resonance imagining (MRI) diagnostics. We believe we are developing patented and patentable solutions that will allow devices to be operated safely and effectively while being analyzed under MRI. Our initial focus in this area is the production and commercialization of a temporary pacemaker and permanent pacemaker leads that are MRI safe.

Common Stock Purchase Agreement Relating To Equity Line

Effective November 22, 2002, we entered into a restated common stock purchase agreement with Spectrum Advisors, Ltd. for the potential future issuance and sale of up to $3,000,000 of our common stock. This agreement restated and superceded a common stock purchase agreement entered into with Bonanza Capital as of June 6, 2002, on essentially the same terms and conditions. Pursuant to the common stock purchase agreement we, at our sole discretion and from time to time over a period of 24 months, may draw down on this facility, sometimes termed an equity line, and Spectrum is obligated to purchase shares of our common stock. The purchase price of the common stock purchased as to any draw down will be equal to 80% of the average daily volume weighted average price of our common stock for the five trading days preceding the applicable date. The minimum draw down which Spectrum is obligated to honor for any trading day is $12,500. Under certain circumstances, we may increase Spectrum's obligation under the equity line to $10,000,000.

The Offering

Securities offered by selling
shareholders........................  Up to 25,471,228 shares of common stock, representing:

                                      * up to 12,000,000 shares issuable
                                      pursuant to the equity line

                                      * up to 600,000 shares issuable upon
                                      exercise of warrants to be issued in
                                      connection with the equity line

                                      * 8,311,650 shares issued to investors
                                      in our recent private placement or upon
                                      exercise of warrants issued in connection with that offering, plus 258,006 shares issued to broker-dealers in connection with that offering;

                                      *121,572 shares issuable upon exercise
                                      of warrants issued to our financial
                                      advisors;

                                      * 1,180,000 shares issuable upon
                                      exercise of warrants issued to Biomed
                                      Solutions, LLC.

                                      * 3,000,000 shares issuable upon exercise of warrants issued to SBI E2-Capital
                                      (USA), Inc.

Use of Proceeds.....................  We will not receive any proceeds of the sale of shares by selling shareholders.
                                      We will receive proceeds of the equity
                                      line to the extent that we exercise our
                                      rights to do so. Those proceeds, if any, will be used to repay loans, to undertake research, to defray offering costs, and for working capital. See Use of Proceeds.

Risk Factors........................  An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC symbol..........................  BIPH


Executive Offices

    Our executive offices are located at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586. Our telephone number is (585) 214-2441 and our website is: www.biophan.com.


                    SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table presents summarized financial information as of November 30, 2002 and the nine months then ended, and as of February 28, 2002 and 2001 and the years then ended. The information is extracted from the consolidated financial statements presented elsewhere in this prospectus and should be read in conjunction therewith.

                       Nine months ended    Year ended        Year ended
Operating Data:         November 30,2002   February 28,2002  February 28,2001
----------------------------------------------------------------------------
Revenue                        -0-              -0-                -0-

Salaries and related      $  493,589       $  461,629       $    59,861

General &                    398,930          475,520            16,059
administrative
expenses

Total expenses             2,313,726        3,705,917           729,130

Net (loss)                (2,313,726)      (3,705,917)         (729,130)

Net loss per share             (0.08)           (0.14)            (0.08)

Weighted average          30,359,831       27,000,962         9,166,887
shares outstanding
----------------------------------------------------------------------------

Balance Sheet Data:     November 30,2002   February 28,2002  February 28,2001

Current assets            $  175,300       $  672,823       $   172,092

Total assets                 377,875          866,638           343,752

Current liabilities          775,140          645,389           280,992

Long-term
liabilities                  500,000            -0-             438,000

Stockholders' equity
(deficiency)                (897,265)         221,249          (375,240)

Working capital             (599,840)          27,434          (108,900)
----------------------------------------------------------------------------

                                 RISK FACTORS

    Please consider the following risk facts together with the other information presented in this prospectus including the financial statements and the notes thereto before investing in our common stock. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

We Have Only Limited Operating History That Makes it Difficult To Evaluate Our Business and Prospects.

    We are a development stage company. We face all the inherent risks which exist in any new business venture. We have a very limited history of operations, limited assets and no earnings from operations to date. We are in the initial stages of developing our technologies, and our success will depend on our ability to design, develop and market our intellectual property and resulting products.

We Have Generated No Revenues.

    We are still in our formative and development stage. As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated research and developmental expenses, employment costs, and administrative expenses. We cannot assure our investors that our proposed business plans as described in this prospectus will materialize or prove successful, or that we will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment. As a result of the start-up nature of our business we expect to sustain substantial operating expenses without generating significant revenues.

We Have a History of Losses and a Large Accumulated Deficit and We Expect Future Losses.

    For the nine months ended November 30, 2003 and fiscal years ended February 28, 2002 and 2001, we incurred net losses of $2,313,726, $3,705,917 and $729,130, respectively. We expect to lose more money as we spend additional capital to develop and market our products and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit.

Our Inability To Attract Or Retain Key Personnel Could Adversely Affect Our Business And Negatively Affect Your Investment.

    We depend on the continued employment of our senior management team and key research and technical personnel for our future success. If one or more members of our senior management team leave our company, our business, financial condition and operating results could be materially and adversely affected. We also depend on our ability to attract additional qualified employees, researchers and consultants. We will need to hire additional, highly skilled researchers, marketing and sales people as our business grows. The competition for such skilled personnel is intense. If we are unable to hire such personnel, we may be unable to achieve our business objectives.

Our Research and Development Efforts May Not Result in Commercially Viable Products.

    Our technologies are in the development stage. Further research and development efforts will be required to develop these technologies to the point where they can be incorporated into commercially viable or salable products. We have set forth in this prospectus our proposed research and development program as it is currently conceived. We cannot assure you, however, that this program will be accomplished in the order or in the time frame set forth. We reserve the right to modify the research and development program. We may not succeed in developing commercially viable products from our technologies. If not, our ability to generate revenues from our technologies will be severely limited. This would result in the loss of all or part of your investment.

We May Not Have Opportunities To Enter Into Strategic Partnerships for the Commercialization of our Technologies.

    We intend to enter into strategic partnerships or other relationships with established biomedical, pharmaceutical and bio-pharmaceutical companies to obtain the necessary regulatory approvals and to undertake the manufacturing and marketing efforts required to commercialize most of our products. However, we do not have commitments at this time from any potential partners. If we are unable to enter into any new partnerships, then we may be unable to commence the commercialization of our products.

We May Not Be Able To Develop A Market For Our Technology.

    The demand and price for our technology and related products will be based upon the existence of markets for the technology and products and the markets for products of others, which may utilize our technology. The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness and performance of our technology and products when compared to alternative technologies, which may be conventional or heretofore unknown. If the technology or products of other companies provide more cost-effective alternatives or otherwise outperform our technology or products, the demand for our technology or products maybe adversely affected. Our success will be dependent upon market acceptance of our technology and related products.

If We Are Unable To Compete Successfully Against Our Competitors, Our Business, Financial Condition And Operating Results Will Be Adversely Affected.

    We may be competing with many businesses for a share of the market for MRI-compatible products. We cannot assure you that our technology and products will compete successfully with the products and technology of other companies. Additionally, most of our potential competitors will have more financial resources and experience, which enable them to better withstand the impact of certain industry risks.

We May Not Be Able To Obtain Necessary Government Approval To Market Our Technology.

    We, or our marketing partners, must obtain the approval of the U.S. Food and Drug Administration in order to market our MRI-safe technology. If these approvals are not obtained, or are significantly delayed, our ability to generate revenues may be adversely affected and our development and marketing efforts inhibited. This would most likely cause our stock price to decline and result in the loss of all or part of your investment.

We May Not Be Able To Protect Our Proprietary Rights and We May Infringe the Proprietary Rights of Others. Our Inability to Protect Our Rights Could Impair Our Business and Cause us to Incur Substantial Expense to Enforce our Rights.

    Proprietary rights are critically important to us. While we have three issued patents under exclusive license, and we intend to aggressively pursue patent protection for our technologies, we cannot assure you that any additional patents will be issued. Although we will seek to defend our patents and to protect our other proprietary rights, our actions may be inadequate to protect our patents and other proprietary rights from infringement by others, or to prevent others from claiming infringement of their patents and other proprietary rights.

    Policing unauthorized use of our technology is difficult and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

The So Called "Penny Stock Rule" Could Make It Cumbersome For Brokers and Dealers to Trade in the Common Stock, Making the Market For the Common Stock Less Liquid Which Could Cause the Price of Our Stock to Decline.

Trading of our common stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker dealer to:

  *    make a special suitability determination for purchasers of our shares;

  * receive the purchaser's written consent to the transaction prior to the purchase; and

  * deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

    Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Risks Related To The Equity Line

The Equity Line May Not Generate Sufficient Funds For Our Needs.

    The funds that we raise by drawing upon the equity line may not be sufficient to carry out all of the plans described in this prospectus or to achieve financial success. We do not have commitments for additional financing. To secure additional financing, we may have to borrow money or sell more securities, which may reduce the value of the securities to be issued as a result of this offering. We may be unable to secure additional financing on favorable terms.

    Selling additional stock, either privately or publicly, could dilute the equity interests of our stockholders. If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations which would have a material negative effect on operating results and most likely result in a lower stock price.

Our Common Stock Purchase Agreement With Spectrum And The Issuance Of Shares To Spectrum Thereunder May Cause Significant Dilution To Our Stockholders And May Have An Adverse Impact On The Market Price Of Our Common Stock.

    The resale by Spectrum of the common stock that it purchases from us will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, as all the shares we sell to Spectrum will be available for immediate resale, the mere prospect of our sales to it could depress the market price for our common stock. If we were to require Spectrum to purchase our common stock at a time when our stock price is low, our existing common stockholders will experience substantial dilution. The issuance of shares to Spectrum will therefore dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock.

    The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Our Common Stock Has Experienced In The Past, And Is Expected To Experience In The Future, Significant Price And Volume Volatility, Which Substantially Increases The Risk Of Loss To Persons Owning Our Common Stock.

    Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. During 2002, the price of our common stock ranged from a high of $6.45 to a low of $0.18 per share. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

    The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

  *    variations in our quarterly operating results;

  * our ability to complete the research and development of our technologies;

  *    the development of a market in general for our products;

  *    changes in market valuations of similar companies;

  * announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  * loss of a major customer or failure to complete significant transactions;

  *    additions or departures of key personnel; and

  *    fluctuations in stock market price and volume.

    Additionally, in recent years the stock market in general, and the OTC-BB and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

    In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

Because Spectrum Is A Resident Of A Foreign Country, It May Be Difficult Or Impossible To Obtain Or Enforce Judgments Against Spectrum.

    Spectrum is a Nevis corporation with offices in London, England, and a substantial portion of its assets are located outside of the United States. As a result, it may be difficult or impossible to effect service of process on Spectrum within the United States. It may also be difficult or impossible to enforce judgments entered against Spectrum in courts in the United States based on civil liability provisions of the securities laws of the United States. In addition, judgments obtained in the United States, especially those awarding punitive damages, may not be enforceable in foreign countries.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors:

* continued development of our technology

* dependence on key personnel

* competitive factors

* the operation of our business

* general economic conditions

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


                             USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by any selling shareholder.

The estimated expenses to be incurred by us in connection with this offering include:

* $5,000 for printing and engraving expenses;

* $50,000 for legal and accounting fees and expenses; and

* $1,535 for SEC registration fees.

Because we are not obligated to, and may decide not to, exercise any draw downs under the equity line of credit agreement, we may not receive any proceeds under the equity line of credit agreement. Further, no warrant holder is compelled to exercise its warrants, so we may not receive any proceeds from warrant exercise.

Subject to the foregoing, the anticipated use of proceeds from our exercise of draw downs under the equity line is as follows:


       Repay related party loans plus
       Interest                                     $  475,000

       MRI-safe research and
       Development                                   1,500,000

       Offering costs                                  296,000

       Working capital                                 729,000
                                                    -----------
                                          Total     $3,000,000
                                                    ===========

    The related party loans include bridge loans made to Biophan by Biomed Solutions, LLC, which is a shareholder of Biophan and of which Michael L. Weiner, CEO of Biophan is a manager and equity owner. As of November 30, 2003, $300,000 was outstanding on this loan. The loan bears interest at the rate of 8% per annum, and matures upon the effectiveness of this registration statement.

    The related party loans also include a loan of $143,570 from H. DeWorth Williams, a greater than 5% stockholder of the Company. This loan bears interest at the rate of 8% per annum and is due on December 31, 2003.

    Management will have significant flexibility and discretion in applying the net proceeds. Pending their use, we may invest the net proceeds from the equity line in short-term, investment grade, interest-bearing securities.


                        NATURE OF TRADING MARKET

Our common stock is listed on the OTC Bulletin Board under the symbol BIPH. The stock was not actively traded until October 2001 and the following table sets forth, for the fiscal quarters indicated, the high and low bid prices. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.


       Quarter Ended                         High        Low

       November 30, 2001                    $6.50       $5.50

       February 28, 2002                    $7.25       $2.37

       May 31, 2002                         $2.65       $ .75

       August 31, 2002                      $1.13       $ .30

       November 30, 2002                    $ .38       $ .18

We currently have outstanding 37,634,693 shares held by approximately 400 shareholders.

                              DIVIDEND POLICY

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.


                              CAPITALIZATION

The following table sets forth our capitalization as of November 30, 2002.

You should read this information in conjunction with our financial statements and the accompanying notes, and the other financial information appearing elsewhere in this prospectus. All data in the following table is unaudited.

Long-term debt:                           $  500,000
                                          ==========
Stockholders'equity(deficiency):
 Common stock,$.005 par value
   Authorized,60,000,000 shares
   Issued and outstanding:
     32,987,759 shares                    $  164,939
 Additional paid-in capital                5,786,427
 Accumulated deficit                      (6,848,631)
                                          ----------
                                          $ (897,265)
                                          ==========


                               PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with the consolidated financial statements appearing elsewhere in this prospectus.

Overview

     We are currently in the development stage of operations and expect to be in that mode for the foreseeable future. Our primary mission is to develop and commercially exploit potentially significant technologies for enabling cardiac pacemakers and other life sustaining medical devices to be safe and compatible with magnetic resonance imaging (MRI) and other equipment that generates powerful magnetic and radio frequency signals.

Results of Operations

     During the year ended February 29, 2000, we were inactive, earning no revenues and incurring only a minimum of expenses in connection with filing all required periodic reports with the SEC as well as consulting expense for assistance in targeting potential acquisition or merger candidates. Such expenses totaled $5,001 in fiscal 2000. On December 1, 2000, we entered into agreements for the acquisition of our currently owned technology and a subsidiary corporation and embarked on a new program for development and eventual commercial exploitation of such technology. We remained in the development stage during the years ended February 28, 2001 and 2002, and through the present.

     In fiscal 2001, we earned no revenues except interest income and incurred research and development expenses of $113,144 and other general and administrative expenses of $114,605 plus interest expense of $13,000. The net loss for the year amounted to $729,130, including a charge of $490,000 to write-down intellectual property rights to fair market value.

     In fiscal 2002, again we earned no revenues. However, the receipt of net proceeds of $3,187,610 from bridge loans (which converted to common shares) and a private placement of common stock enabled us to step up our technology development by hiring new employees and contracting with a number of outside consultants. As a result, $949,124 was expended for research and development during the year and $2,248,065 for general and administrative expenses. The net loss for the year of $3,705,917 included non-cash charges of $1,286,528, principally pertaining to the grant of stock options to other than our employees and directors valued at $702,800 and the payment of interest on bridge loans by issuing stock valued at $468,823.

During the nine months ended November 30, 2002, we incurred a net loss of $2,313,726 as compared with a net loss of $2,045,981 for the nine months ended November 30, 2001. Research and development expenses were $837,123 and other operating expenses were $1,267,323 for the nine months ended November 30, 2002 as compared with $570,790 and $963,448 respectively, for the nine months ended November 30, 2001. The net loss for the nine months ended November 30, 2002 included $438,000 of non-cash interest and options charges and the net loss for the nine months ended November 30, 2001 included $469,759 of non-cash interest charges.

Research and Product Development Activities

We are developing technology to allow patients with biomedical devices to safely undergo MRI diagnostics. This includes a temporary pacemaker which will allow a patient with an implanted pacemaker to safely undergo an MRI scan without the current risks that resulted in the 1997 FDA contraindication for pacemakers and other devices.

We have contracted for animal testing of our prototype fiber-optic temporary pacemaker. Greatbatch Enterprises is conducting the animal tests in conjunction with a leading research university. After the animal tests are completed, we plan to file an FDA application for human clinical trials.

The fiber-optic lead has been tested in an MRI machine and does not heat up as do existing catheters that contain metal wires. We are exploring the use of this technology with third parties, under license, for use in deep brain stimulation applications, such as treating Parkinson's and epilepsy. We have also received OEM licensing interest from several companies wishing to use the fiber-optic lead to power miniature MRI receiving coils known as "intraluminal coils." These coils are placed in body cavities, close to tissue, to improve MRI image resolution, reduce scan time, and enable quality images to be obtained with lower strength and lower cost MRI machines. We are anticipating one or more R&D contracts to help finance the development of this technology platform.

We have developed an MRI-safe solution for defibrillation by using a discontinuous wire lead. This enables the high voltage cardioversion-defibrillation pulse to bridge the gaps in the lead while preventing lower voltage MRI induced currents from bridging the gap and heating the lead.

We have licensed, on an exclusive basis, shielding and filtering technologies which include the use of carbon composite and nanomagnetic particle technologies. These technologies have the potential to shield medical devices from MRI interference. This specialized area of nanotechnology uses nanoparticles that allow precision altering of the magnetic field in a non-conductive material that exhibits unique properties due to the nano-scale size and formulation of the coating.

The nonmagnetic nanoparticles used in our proprietary process appear to have properties which can be used to shield metal wires inside the shielding. As a result of promising early indications, we have significantly stepped up our R&D efforts with these nanomaterials, carbon composites, and RF filtering.

We have entered into exclusive licenses to the patented technologies described above, and have contracted with consultants in private industry and at the University of Buffalo and Alfred University to conduct research to perfect these solutions. Recently, successful testing of these solutions in an MRI machine was accomplished.

We have obtained a license from Johns Hopkins University for an issued patent for an MRI-Safe ECG and Pacemaker Lead. The license is exclusive for implantable devices and also covers other market segments. This is the only issued patent for MRI-safe pacing. This technology provides a low-pass RF filter at the electrode tip in the heart, and at the pacemaker device in the chest. This low-pass filter stops much of the potentially damaging energy traveling to the electrode tip in the heart. Used in conjunction with our proprietary shielding technologies, the problem of MRI safety can be significantly mitigated.

To further improve the chances for this approach to work, we have also filed patents for reducing the energy output of an MRI machine, to minimize the energy that causes lead heating. The combination of shielding, filtering, and MRI output reduction could possibly result in solving the MRI heating problem in pacemakers, defibrillators, and other medical devices.

We conduct much of our R&D and prototype development through sub-contract arrangements with third parties. Greatbatch Enterprises has developed the fiber-optic prototype temporary pacemaker for us under contract, and has assigned the related patent applications to Biophan. We are exploring manufacturing arrangements with FDA registered biomedical device manufacturing companies with expertise in the field. Wherever possible, we use the plant and staff infrastructure of other companies, reducing our overhead and taking advantage of third-party experience and know-how.

Liquidity and Capital Resources

In June 2002, we executed a line-of-credit agreement with Biomed that provided for borrowings up to $250,000 with interest payable at 8% per annum. Biomed received warrants to purchase 75,000 shares of common stock at $1.00 per share. On August 19, 2002, the line was increased by $100,000 and the expiration date of that additional amount was set as August 19, 2003. In consideration, Biomed received additional warrants and all warrants then held by Biomed were priced or repriced to be exercisable at the lowest of (i) the closing bid price on June 4, 2002; (ii) the closing bid price on the date of exercise; or (iii) the lowest per share purchase price paid by any third party between June 4, 2002 and the exercise date. Biomed has the option of converting the principal and interest of the loan on the same basis. On November 7, 2002, our Board of Directors approved further modifications to the line. The portion of the line of credit due on December 1, 2002 was extended to such time as the registration statement of which this prospectus is a part becomes effective. As consideration, we agreed to pay to Biomed an additional 10% royalty (up to $175,000) of proceeds from the sale or leasing of our technologies. Currently, $300,000 has been borrowed under the line of credit.

In June 2002, we extended the due date of the $500,000 payment due to Biomed under the Transfer Agreement for the MRI-compatible technology transferred to us, to September 1, 2002 which date was further extended to December 1, 2002. For these extensions, Biomed received warrants to purchase a total of 375,000 shares. Biomed also received the right to receive 33% of proceeds (up to $300,000) from the sale or licensing of our shielding or filtering technologies. On November 7, 2002 this obligation was further extended to June 1, 2004, bearing interest at 8% from February 28, 2002. After June 1, 2004, the obligation will be repaid in 12 equal monthly installments. In consideration of this extension, Biomed was granted warrants to purchase 500,000 shares at an exercise price of $.50 per share. The number of warrants will be reduced by 16,667 for each month that the obligation is pre-paid.

Also in June 2002, we signed a Loan Agreement with a shareholder providing for borrowings of up to $400,000 with interest payable at 8% per annum. Principal and accrued interest become due and payable on December 31, 2003. To date, we have borrowed $143,570 under this Agreement.

Pursuant to offerings exempt from registration under Regulation S of the Securities Act, we raised net proceeds of $503,412 during August and September 2002.

Effective August 22, 2002, we entered into a finder's agreement with Westbay Consulting, Inc. providing for the sale of restricted shares of common stock to accredited investors pursuant to Rule 506 of Regulation D under the
Securities Act.  The finder receives a cash fee of 10% plus stock.   From
September 27 through January 6, 2003, net cash proceeds of $1,277,772 were received under this agreement.

On November 22, 2002, we entered into a Stock Purchase Agreement with Spectrum Advisors, in the nature of an equity line, whereby we have the option to sell up to $3,000,000 of our common stock to Spectrum. This Agreement restated and superseded a Stock Purchase Agreement entered into June 6, 2002 with Bonanza Capital, on essentially the same terms and conditions. The minimum daily sale of common stock under the Agreement is $12,500. The agreement requires us to file with the SEC a registration statement covering the shares issuable under this agreement. We can begin selling shares to the purchaser after the SEC declares our registration statement effective.

Management believes that the above-described financing arrangements will be sufficient to fund the next twelve months of operations and beyond. The proceeds will be applied to the ongoing R&D program for achieving MRI-safe implantable cardiac pacemakers and other devices as well as to administrative expenses.

Our current strategic plan does not indicate a need for material capital expenditures in the conduct of research and development activities. Nor does the plan contemplate any significant change in the number of employees. The Company currently employs ten full-time individuals.

New Accounting Standards

    In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 143 "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002.
We currently are reviewing SFAS 143 and intend to implement it, if applicable, as of March 1, 2003.

    In August 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 supersedes FASB Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121); however it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used". In addition, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g., abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as "held for sale". SFAS 144 is effective for fiscal years beginning After December 15, 2001. The adoption of SFAS 144 did not have a material impact on our consolidated financial condition or results of operations.

    In April 2002, the FASB issued Statement No. 145 "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS 145). SFAS 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under Statement of Financial Accounting Standards No. 4 (SFAS 4). Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. SFAS 145 also amends Statement of Financial Accounting Standards No. 13 and requires that certain modifications to capital leases be treated in the same manner as sale-leaseback transactions. SFAS 145 is effective for financial statements issued after May 15, 2002, and with respect to the impact of the reporting requirements of changes made to SFAS 4 for fiscal years beginning after May 15, 2002. The adoption of the applicable provisions of SFAS 145 did not have an effect on our financial statements.

    In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)". SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS
144. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. We will implement SFAS 146 as of March 1, 2003.


                                  BUSINESS

Company History

    We incorporated under the laws of the State of Idaho on August 1, 1968. On January 12, 2000, we changed our domicile to Nevada by merging into a Nevada corporation, and on July 19, 2001, we changed our name to Biophan Technologies, Inc.

    On December 1, 2000, we acquired LTR Antisense Technology, Inc., a New York corporation, from Biomed Solutions, LLC (formerly Biophan, LLC), a New York limited liability company, in a share for share exchange. As a result of the exchange, LTR became a wholly owned subsidiary. The exchange was consummated pursuant to and in accordance with an Exchange Agreement, dated December 1, 2000 and amended as of June 8, 2001, by and among our company, LTR and Biomed. LTR owns several patents for proprietary HIV antisense gene therapy technology.

    In connection with the exchange, we:

    * issued an aggregate of 10,759,101 shares of common stock to Biomed in exchange for all the issued shares of LTR and

    * issued an aggregate of 10,759,101 shares of common stock to a group of investors for $175,000.

    Also on December 1, 2000, we acquired intellectual property rights, including a pending patent to the MRI-compatible pacemaker technology from Biomed, for future consideration of $500,000. The assignment was consummated pursuant to, and in accordance with, an Assignment and Security Agreement, dated December 1, 2000 and amended as of June 8, 2001 by and between us and Biomed. The due date of this payment has been extended to June 1, 2004. The obligation bears interest at 8% per annum from February 28, 2002.

    Both the Exchange Agreement and the Assignment and Security Agreement contain provisions for the reversion of the technology to Biomed if we fail to raise funds for development of the technology and in certain other circumstances.

Company Business

    Our core business is providing technology that will enable both implantable and interventional medical devices to undergo safe and effective magnetic resonance imaging (MRI) diagnosis, and will enable surgical procedures to be performed utilizing real-time MRI.

Background Terms, Facts, and Assumptions:

    * MRI uses massive magnetic fields and intense radio frequency (RF) fields to create a 3-D map of soft tissues within the body. These fields are needed to cause hydrogen nuclei to resonate in the magnetic field. Complex math is used to create an image.

    * The magnetic and RF fields at levels currently used in medical practice are safe for the patient, as long as there are no long metal objects, electronic devices, or magnetic objects within their body.

    * Continuing advances in MRI technology are creating ever-increasing demand for it as an extremely valuable diagnostic tool. At the same time it is being adapted for real-time use during surgical procedures.

    * We estimate that over 300,000 of the 5,000,000 pacemaker wearers worldwide are denied MRI annually due to the existing regulatory and manufacturer contraindication. Other devices are also contraindicated, as are many surgical procedures that could greatly benefit from real-time MR image information.

    * This pacemaker contraindication is based on evidence that induced electrical currents in the pacemaker lead can falsely pace the heart rapidly, can damage the device itself, and can create localized heating that causes tissue damage that may degrade the effectiveness of the pacing system.

    * The term 'MRI safe' refers to a situation in which MRI testing will cause no harm to the patient or to any implantable or interventional device within them.

    * The term 'MRI compatible' refers to a situation in which image interference is minor, and the resulting MRI image is useful in diagnosing the patient's state of health.

    * The term 'active' refers to an implantable device or surgical implement that uses optical, electrical, and/or other energy to sense or transmit information, and/or modify or treat diseased tissue. Examples include pacemakers, catheter imaging devices, and drug pumps, all of which may be affected during MRI.

    * The term 'passive' refers to an implantable device or surgical implement that serves to move, secure or modify tissue or another device, but does so via its mechanical action or presence only.

    An MRI procedure is crucial to diagnose colon cancer, a brain tumor, or a host of other serious, life threatening problems. The existence of a medical device that is not MRI safe and compatible requires physicians and patients to make a very difficult decision to either forego the MRI, or risk serious injury and potential death from undergoing MRI with a pacemaker, neurostimulator, or other implantable device installed.

                                    Technology

    We are developing technologies that enable both safe and effective MRI diagnosis for patients. These include:

    * Shielding technology that uses carbon composite shield materials, and/or novel nanomagnetic materials that make use of phenomena that exist only when particles reach sizes between one micron (0.00004 inches) and one nanometer (1000 times smaller).

    * Filtering technology that provides for electronic filtering that essentially blocks unwanted induced currents at both ends of a catheter or other device.

    * Photonic technology that uses miniature diode lasers and photocells at each end of a catheter or pacemaker lead or surgical device to transmit energy and information without any electrical conductors. This completely eliminates the safety issues related to induced currents and heating, and eliminates most of the image disruptions. The miniature electronics at both ends of the optical fiber are too small and too well shielded to be affected.

    We have been aggressive in filing patent applications on these technologies. We have worked with the inventors of the nanomagnetic particle shielding technology in filing additional patent applications beyond their original ones, and we have exclusive license to these pending patents (and for the filtering patent from Johns Hopkins University) for all medical applications. To date we have filed 45 US patent applications, and have exclusive licenses to 2 issued, one allowed, and 5 additional patents of third parties which cover the technologies described above.

                             Products and Markets

    We are addressing five basic areas of technology and product development that apply across several market segments:

    *  MRI shielding for active medical devices.

    * MRI shielding for passive medical devices, such as guidewires and biopsy needles.

    * Photonic technology applied to a temporary pacemaker (and applicable to implanted devices).

    *  Photonic technology for intraluminal MR imaging.

    *  Photonic technology for deep brain stimulation.


            MRI shielding for active medical devices

    We have licensed, developed, and patented technology in both carbon composite shielding and nanomagnetic shielding. This approach has the potential to provide a more cost-effective path to MRI safety and compatibility than the photonic approach. Results of direct testing in an MRI device to date have been quite promising, and further work is under way to refine the designs of materials and coating methods. This MRI shielding technology may be applied to active medical devices such as pacemakers, ICDs, drug pumps, and the like. We are currently having discussions with manufacturers of primary device components such as pacemaker leads, as well as manufacturers of complete systems, concerning their use of this technology.

            MRI shielding for passive medical devices

    The same MRI shielding technology may be applied to a wide variety of passive devices that are used in implantable medical devices and in surgery, such as biopsy needles, guidewires, endoscopes, etc. We believe that our MRI shielding will eliminate the problems of patient risks and image degradation for passive devices and surgical implements which incorporate the technology. We are currently having discussions with a variety of manufacturers of passive devices, and involving them in test procedures we are conducting.

            Photonic technology applied to a temporary pacemaker

    We have subcontracted the development and testing of a photonic temporary pacemaker device to Greatbatch Enterprises Corporation, a company in Clarence, New York founded and managed by Wilson Greatbatch. Mr. Greatbatch is the inventor of the original implantable pacemaker and of the lithium iodide battery that is used in most implantable electronic devices sold worldwide. The photonic temporary pacemaker is intended as a backup for patients who need MRI diagnosis but who already have an implanted pacemaker or implantable cardioverter defibrillator (ICD). This device consists of:

    *  An external handheld controller that is MRI safe.

    * A fiber optic lead that is biocompatible and physically similar to typical electrical pacemaker leads. This lead is temporarily run through blood vessels to the heart.

    * The photonic electrodes at the end of the lead reconvert light to electrical signals that pace the heart in the same manner as traditional pacemakers.

    * The controller is designed to be reusable, and the lead/electrode are single use. The temporary pacemaker is available if the implanted device encounters any type of malfunction during or after the MRI procedure.

    The initial prototype of an externally powered pacemaker being developed by us was recently tested in an MRI system. The test used a "phantom" or plastic and liquid model of a human torso to permit tests for displacement due to the magnetic field, and for heating due to the RF energy. The results concluded that "the lead of the Photonic Temporary Pacemaker will not present an additional hazard or risk to a patient undergoing an MRI procedure using an MR system operating with a static magnetic field of 1.5 Tesla or less. As such the lead of the Photonic Temporary Pacemaker that underwent evaluation should be considered "MR safe" according to the specific conditions used for testing."

    Multiple prototype devices have been produced, and animal studies are scheduled to be completed before the end of this fiscal year. Application to the FDA for human clinical trials will follow.

            Photonic technology for intraluminal MR imaging

    Our patent coverage includes the use of photonics in medical devices unrelated to implants or to cardiac pacing. One example is in a relatively new branch of MRI referred to as intraluminal MRI. Image quality and resolution are directly related to proximity of the receiver coil to tissue being diagnosed. Traditional full-body receiver coils are large enough for the patient and support device to pass through. Smaller coils placed on the patient, near the area of interest, can provide improved images. Intraluminal (within a body opening or vessel) and intraparenchymal (within tissue e.g. brain) MRI microcoils give superb images. However, current MRI microcoil techniques are limited by the same problems that exist for pacemakers. A photonic coil interface and use of optical fiber transmission eliminate these problems, provide for other optical tissue measurements, and provide the ability to handle huge amounts of data easily. One very exciting opportunity is in the area of 'vulnerable plaque'. It is believed that up to 85% of heart attacks and strokes may be caused by rapid formation of clots at places in the artery walls that are missed by other diagnostic methods. We plan to develop an effective photonic MRI microcoil product to enable diagnosis of vulnerable plaque. We are currently negotiating a license with a company that is in the MRI and microcoil markets.

            Photonic technology for deep brain stimulation

    Deep brain stimulation (DBS) is a recently approved procedure that uses an implantable pulse generator that is almost identical to a pacemaker, a lead that is run under the skin, and a fine metal needle with electrical contacts that stimulate sites deep in the brain. With further development, we believe photonic technology would enable DBS patients to safely undergo MRI, which is increasingly in demand for diagnosing and treating diseases such as Parkinson's and epilepsy, and also for some behavioral disorders. We are seeking a licensee willing to fund development of these other applications. We have applied for patent protection for this application of our photonic technology.


    The research and development expenses incurred by us were $113,144 for the fiscal year ended February 28, 2001, $949,124 for the fiscal year ended February 28, 2002, and $837,123 for the nine months ended November 30, 2002.

Markets

    The global market for medical devices that could benefit from technology that will enable those devices to operate safely and effectively in an MRI
environment was approximately $6.4 billion in the year 2000.    The total
global market for those devices is projected to grow to approximately $14.3 billion by 2005.

Competition

    There are a number of major companies engaged in the development of medical devices. However, we believe that none of these companies has successfully developed technology enabling implantable medical devices capable of operating in the presence of MRI equipment.

    The major providers of active medical devices companies include the following:

     Medtronic Incorporated is a leading manufacturer of cardiac rhythm management, cardiovascular and other medical devices. The company has a dominant position in cardiac pacemakers, is the leading manufacturer of implantable cardiac defibrillators, and is a major player in most other device markets in which it competes.

     Guidant Corporation is also a leading manufacturer of cardiac rhythm management devices such as cardiac pacemakers, implantable cardiac defibrillators, interventional cardiology devices (including coronary stents), and other cardiac and vascular surgery devices and instruments.

     St. Jude Medical, Inc. is a global developer, manufacturer, and distributor of medical device products for cardiac rhythm management, cardiology and vascular access. Other products include mechanical and tissue heart valves and vascular closure devices.

     Wilson Greatbatch Technologies, Inc. is the primary supplier of batteries and components to the pacemaker market, founded by Wilson Greatbatch.

    Various first and second tier suppliers to the above companies may be directly affected by either the photonic or shielding technologies we plan to commercialize; they are potential additional or alternative prospects for commercializing our technology.

Manufacturing and Component Strategy

    We are is developing technology for MRI safety which will be licensed to leading biomedical device manufacturers. We will also supply materials and components.

    We believe our value is in providing our technology, access to our engineering and scientific team, and access to our broad patent portfolio to manufacturers. We intend to manufacture, working with manufacturing partners, the critical components and provide them to our licensees by market segment.

Regulatory Approval

    We believe that our technology will be incorporated into various medical devices by major manufacturers and that these manufacturers will be responsible for obtaining FDA approval prior to clinical studies and to the marketing of their products.

    We intend to submit an application to the FDA for our temporary pacing lead and generator, and turn this file over to our manufacturing partners as they come on line. The temporary pacing lead will establish the first proof of efficacy and safety, under FDA guidelines, to open the path for implantable systems, which we will work on with pacemaker manufacturers.

Patents and Intellectual Property

    * We have filed forty-five (45) applications with the USPTO, and corresponding international protection.

    * The patent strategy being pursued by us is based on both broad coverage at the system level and focused coverage at the component level.

    * This strategy is being applied to cardiac assist devices (pacemakers and defibrillators), neurostimulators, drug pumps,endoscopes, biopsy needles, intraluminal imaging coils, guidewires, instrumentation, and to other medical devices that need to be made safe and effective in an MRI environment.

Licenses

    We have entered into licenses for issued, allowed and pending patents with numerous technology providers and consultants, including Johns Hopkins University for an invention of an MRI safe ECG lead. We also have licenses with several university professors for various shielding technologies. These licenses require annual minimum royalties up to $10,000 each, and provide for ongoing royalties of 4-5% of product sales, if any. They are exclusive for the medical market or segments thereof, and permit sub-licensing.

Employees

    As of November 30, 2002, we had ten employees.

Description of Property

    Our headquarters are located at 150 Lucius Gordon Drive, Suite
215, West Henrietta, NY 14586, in 4,000 square feet of office space leased from an unrelated party. Current rentals are $4,475 per month and the lease expires in September 2004.


                               LEGAL PROCEEDINGS

We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.


                                  MANAGEMENT

The officers and directors of Biophan are as follows:

Name                     Age     Title

Guenter H. Jaensch       64      Chairman of the Board
Michael L. Weiner        55      Director, Chief Executive Officer, President
Robert J. Wood           63      Vice-President, Treasurer, Chief Financial
                                 Officer
David A. Miller          48      Secretary
Stuart G. MacDonald      53      Vice-President-Research and Development
Jeffrey L. Helfer        50      Vice-President-Engineering
Robert S. Bramson        64      Director
Steven Katz              54      Director
Ross B. Kenzie           71      Director

    The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors may be filled by majority vote of the remaining Directors. Officers serve at the will of the Board of Directors.

    Guenter H. Jaensch, Ph.D is the former Chairman and CEO of Siemens Pacesetter, Inc., a manufacturer of pacemakers. During his more than twenty-five years at Siemens, Dr. Jaensch held various senior executive positions prior to running Siemens Pacesetter, including President of Siemens Communications Systems, Inc., Chairman and President of Siemens Corporate Research and Support, Inc., and Head of the Cardiac Systems Division of Siemens AG Medical Engineering Group. Dr.Jaensch holds a Masters Degree in Business Administration and a Ph.D. in Business and Finance from the University of Frankfurt and taught business and statistics at the University prior to joining Siemens in 1969. In 1994, he joined St. Jude Medical as Chairman and CEO of Pacesetter, Inc., a St. Jude Medical Company, and retired in 1995 to manage his personal investments. He is currently director of MRV Communications, a publicly traded company which is a leading company in the fiber optic technology business. Dr. Jaensch has been a director of Biophan since March 2002.

     Michael L. Weiner has extensive experience in licensing, Mr. Weiner began his career at Xerox Corp. in 1975, where he served in a variety of capacities in sales and marketing, including manager of software market expansion and manager of sales compensation planning. In 1985, after a ten year career at Xerox, Mr. Weiner founded Microlytics, a Xerox spin-off company which developed technology from the Xerox Palo Alto Research Center into a suite of
products with licenses to many companies.   Weiner is also co-founder of
TextWise and former CEO of Manning & Napier Information Services, a Rochester-based information and consulting service with over 100 employees. Mr. Weiner serves on the Boards of Biomed Solutions, LLC, Technology Innovations, LLC, Nanoset, LLC, Nanocomp, LLC and Speech Compression Technologies, L.P. Mr. Weiner holds six issued patents and has numerous patents pending. Mr. Weiner has been a director of Biophan since December 2000.

     Robert J. Wood is a Certified Public Accountant with extensive experience in public accounting and business consulting. From 1973 to 2000, he was owner/ partner of Wood & Company, CPAs, P.C., Mengel, Metzger, Barr & Co., LLP, and Metzger, Wood & Sokolski, CPAs, all in Rochester, New York. He began his career at Price Waterhouse & Co. in 1962 after graduating from St. John Fisher College with a B.B.A. in Accounting. He is a member of the New York State Society of Certified Public Accountants

     David A. Miller was in charge of the administrative duties of the Company , formerly Idaho Technical, Inc., from 1996 until December 1, 2000, the date of the Exchange Agreement. He is a former member of our Board of Directors and has held the offices of Vice-President, Secretary and Treasurer.

     Stuart G. MacDonald is experienced in research and development with a broad engineering and science background, emphasizing a systems approach to developing complex technology. Mr. MacDonald was previously employed at Ortho-Clinical Diagnostics, a division of Johnson & Johnson, in Rochester, New York from 1995 to 2000, most recently as Vice-president, Clinical Lab Instrumentation R & D. Prior to this he worked at Eastman Kodak Company from 1971 to 1995, rising to the position of Assistant Director, Clinical
Diagnostic Research Labs. Mr. MacDonald has a B.S. in Mechanical Engineering and Masters of Engineering degree from Cornell University. He is also licensed as a professional engineer by the State of New York.

     Jeffrey L. Helfer's background includes 28 years in product and technology development, systems management, new business development, and regulatory affairs, having served in a number of positions at Ortho-Clinical Diagnostics in Rochester, New York, a division of Johnson & Johnson. Most recently, he was program director within OCD's Product Development and Program Management Center of Excellence, where he was primarily responsible for systems management of OCD's next-generation clinical chemistry platform. He also held positions as Director of Regulatory Affairs, Director of New Business Development, and headed up multiple international and corporate initiatives to improve product performance and business processes. Prior to Ortho-Clinical Diagnostics, Helfer worked at Eastman Kodak Company for 19 years, most recently as the manager of the Clinical Diagnostics Systems Laboratory. He holds a B.S. from Rochester Institute of Technology and an M.S. from the University of Rochester, both in Mechanical Engineering. Mr. Helfer is a Johnson & Johnson certified Design for Six Sigma Black Belt and a New York State Professional Engineer.

    Robert S. Bramson is an engineer and patent attorney and since 1996 has been a partner in Bramson & Pressman, a law firm that focuses on patent and technology licensing matters. Since 1996 he has been President of VAI Management Corp., a consulting firm that specializes in patent and technology licensing. He is former head of the Computer and Technology law group of Schnader, Harrison, Segal & Lewis; former Vice President and General Patent and Technology Counsel for Unisys; founder and former CEO of InterDigital Patents Corporation, a patent licensing company; former Licensing Counsel for Abbott Laboratories; and has been Adjunct Professor of Patent Law, Computer Law and (presently) Licensing Law at Temple Law School, Rutgers Law School and Villanova Law School, at different times for over twenty years. Mr. Bramson has been a director of Biophan since July 2001.

     Steven Katz is President of Steven Katz & Associates, Inc., a technology-based management consulting firm specializing in strategic planning, corporate development, new product planning, technology licensing, and structuring and securing various forms of financing since 1982. From January 2000 until October 2001, Mr. Katz was President and Chief Operating Officer of Senesco Technologies, Inc., a public company engaged in the development of proprietary genes with application to agro-biotechnology. From 1983 to 1984 he was the co-founder and Executive Vice President of S.K.Y. Polymers, Inc., a biomaterials company. Prior to S.K.Y. Polymers, Inc., Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp. From 1976 to 1980 he held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon, Inc. (1975) and Price Waterhouse & Co. (1969 to
1974). Mr. Katz received a Bachelor of Business Administration degree in Accounting from the City College of New York in 1969. He is presently a member of the Board of Directors of USA Technologies, Inc., a publicly held corporation, and several other private companies. Mr. Katz has been a director of Biophan since July 2001.

     Ross B. Kenzie is a former Chairman and Chief Executive Officer of Goldome Bank, from which he retired in June 1989. Mr. Kenzie is a former Executive Vice President of Merrill Lynch and served on its board of directors. He is a former Director of the Federal Home Loan Bank of New York and served on the boards of the National Council of Savings Institutions, the Federal Reserve Bank of New York, Buffalo Branch, and the Savings Banks Association of New York State. Mr. Kenzie was a Director of Millard Fillmore Hospitals and Past Chairman Emeritus. He served on the Board of the Kaleida Health, Education and Research Foundation and its Investment Committee. He was a Director of the Health Systems Agency of Western New York, and was a member of the Western New York Commission on Health Care Reform. Mr. Kenzie was a member of the College Council of the State University College at Buffalo and has served as Chairman for 18 years. He was a Director of the College's Foundation and a member of its Finance Committee and its Investment
Committee. He served on the Council of the Burchfield-Penney Art Center, and the Albright Knox Art Gallery and on their Executive Committees. He is also a member of the Board, and the Chairman of the Investment Committee of the State University at Buffalo Foundation. Mr. Kenzie currently serves on the boards of several companies including the publicly held Rand Capital Corporation and many entrepreneurial ventures that are privately held, including Biomed
Solutions LLC and Technology Innovations, LLC.   Mr. Kenzie has been a
director of Biophan since December 2000.

Committees

The Board of Directors has an Audit Committee consisting of Mssrs. Bramson, Katz and Kenzie and a Compensation Committee consisting of Mssrs. Bramson, Katz and Kenzie. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent accountants the results of the audit engagement, approves professional services provided by the accountants including the scope of non-audit services, if any, and reviews the adequacy of our internal accounting controls. The Compensation Committee makes recommendations to the Board regarding executive and employee compensation and benefits.

Compensation of the Board of Directors

Non-management directors are paid an annual cash fee of $3,500 and a per-meeting fee of $1,000. In addition, non-management directors receive options under our Stock Option Plan described below. All directors are reimbursed reasonable expenses incurred in attending Board meetings. The Company maintains directors and officers liability insurance.

Conflicts of Interest

Some members of the management of Biophan have other financial and business interests to which a portion of their time is devoted that may pose inherent conflicts of interest. There can be no assurance that these officers will resolve all conflicts of interest in favor of Biophan. Failure of any executive to conduct Biophan's business in its best interest may result in liability of that executive to Biophan. Biophan is reimbursed by Biomed Solutions for the time its management spends on the business of Biomed.

Limitation on Liability of Directors

Under Nevada Revised Statutes Section 78.138, a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

    * his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

    * his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of Biophan will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of Biophan or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Nevada law, Biophan's By-Laws include a provision which provides for indemnification of a director or officer by the Company against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was an officer or director, provided that the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                            EXECUTIVE COMPENSATION

The following table summarizes the annual compensation paid to our Chief Executive Officer during the three years ended February 28, 2002:

 Name
 and                    Year     Salary    Securities
 principal                                 underlying
 position                                  options/SARs
 (a)                    (b)      (c)       (g)
------------------------------------------------------------
Michael L. Weiner,     2/29/00   $ -0-        -0-
CEO
Michael L. Weiner,     2/28/01   $ 32,812   250,000
CEO
Michael L. Weiner,     2/28/02   $150,600     -0-
CEO

Columnar information required by Item 402(a)(2) has been omitted for categories where there has been no compensation awarded to, earned by, or paid to, the named Executive required to be reported in the table during fiscal 2000, 2001 and 2002.

Stock Options

    As of June 22, 2001, the Board of Directors adopted the Biophan Technologies, Inc. 2001 Stock Option Plan. The Option Plan provides for the grant of incentive and non-qualified stock options to selected employees, the grant of non-qualified options to selected consultants and to directors and advisory board members. The Option Plan is administered by the Compensation Committee of the Board of Directors and authorizes the grant of options for 2,500,000 shares. The Compensation Committee determines the individual employees and consultants who participate under the Plan, the terms and conditions of options, the option price, the vesting schedule of options and other terms and conditions of the options granted pursuant thereto. Non-employee directors participate pursuant to the formula set forth in the Option Plan. Each Director receives an initial grant of 30,000 options, vesting equally on the first, second and third anniversaries of grant and annual grants of 10,000 options thereafter. As of November 30, 2002, we had commitments to issue options to purchase 2,439,997 shares of Common Stock under the Option Plan. No options were granted to named executives during the last fiscal year.

Employment Agreements

We have Employment Agreements with all our executive officers.

Mr. Weiner's Agreement provides, among other things, for an annual salary not less than $175,000. He may be terminated by us for cause, without cause with ninety days' written notice, upon his death or disability or upon a change in control of the Corporation. In the event of involuntary termination, disability or change in control, we will pay (i) the unpaid amount of the base salary earned through the date of termination (ii) any bonus compensation earned but not yet paid; and (iii) a severance payment equal to one (1) year of his then current salary. In addition, the Executive will be immediately vested in any options, warrants, retirement plan or agreements then in effect.

    In the event of termination for cause, all unexercised warrants and options, whether or not vested, shall be canceled and he will not be eligible for severance payments.

    In the event of voluntary termination, all unvested warrants and options shall be canceled and he shall have three (3) months from the date of termination to exercise his rights with respect to any unexercised but vested options. He will not be eligible for severance payments.

    As used in the Employment Agreement, "change in control" means the occurrence of any one of the following events:

         (1) on the date of the merger or consolidation of Biophan with another entity where the members of the Board, immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the Board of Directors of the entity issuing cash or securities in the merger or consolidation, or (2) on the date of the sale or other disposition of all or substantially all of the assets of Biophan.


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The table below lists the beneficial ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of such securities, as well as the shares of Biophan beneficially owned by each director and officer and by all directors and officers as a group.

Title of Class: Common

                                    Shares
 Name and Address of              Beneficially
 Beneficial Owner                  Owned(1)(2)          Percent of Class
----------------------            ------------          ----------------

*Guenter H. Jaensch(8)
964 Allamanda Drive
Delray Beach, FL 33483              733,334                  1.93%

*Michael L. Weiner (3)
693 Summit Drive
Webster, NY 14580                 3,535,030                  9.05%

Edward F. Cowle
99 Park Avenue
Suite 2230
New York, NY 10016                2,898,600                  7.70%

Geoffrey Williams
56 West 400 Street
Suite 200
Salt Lake City, UT 84101          2,389,701                  6.35%

Wilson Greatbatch (4)
5935 Davison Road
Akron, NY 14001                   5,831,210                 15.35%

*Robert S. Bramson (10)
1100 East Hector Street
Suite 410
Consohocken, PA 19428                20,000                   .05%

*Ross B. Kenzie (5)
Cyclorama Bldg. Suite 100
369 Franklin Street
Buffalo, NY 14202                    20,000                   .05%

*Steven Katz (9)
20 Rebel Run Drive
East Brunswick                       70,000                   .19%

Robert J. Wood (6)
12 Peachtree Lane
Pittsford, NY 14534                 146,667                   .39%

Stuart G. MacDonald (7)
4663 East Lake Road
Pultneyville, NY 14538              163,334                   .43%

Jeffrey H. Helfer (11)
1153 Hidden Valley Trail
Webster, NY 14580                   203,334                   .54%

David A. Miller
4004 Sunnyside Road
Sandpoint, ID 83864                 100,500                   .27%

All Officer and Directors as a    4,992,199                 12.52%
group (9 persons)

*  Member of the Board of Directors

    (1) Except as may be set forth below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

    (2) Applicable percentage of ownership is based on 37,634,693 shares outstanding as of January 6, 2003, together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Shares subject to options or warrants currently exercisable or exercisable within 60 days after January 6, 2003 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other shareholder.

    (3) Michael L. Weiner is a member and the manager of Technology Innovations, LLC, which is the majority owner of Biomed Solutions, LLC . Mr. Weiner is also the Manager of Biomed. Mr. Weiner's calculation includes 662,857 shares owned beneficially and of record by Biomed and 300,644 shares owned beneficially and of record by Technologies Innovations, LLC. Includes 1,180,000 shares issuable to Biomed upon exercise of warrants issued to Biomed. It also includes 283,334 shares issuable upon exercise of options granted to Mr. Weiner, which shares Mr. Weiner has the right to acquire within 60 days.

    (4) Includes 5,379,550 shares owned of record and beneficially by Greatbatch Gen-Aid, Ltd., an entity owned by Wilson Greatbatch, and 109,993 shares owned by a private foundation of which Mr. Greatbatch is co-trustee. Also includes 191,667 shares issuable upon exercise of options granted to Mr. Greatbatch, which shares Mr. Greatbatch has the right to acquire within 60 days, and includes 150,000 warrants issued in connection with the Transfer Agreement with Biomed.

    (5) Includes 20,000 shares issuable upon exercise of options granted to Mr. Kenzie, which shares he has the right to acquire within 60 days. Does not include shares owned beneficially or of record by Biomed or by TI,LLC. Mr. Kenzie is the Manager and an equity member of Biophan Ventures, LLC, which is the 43% equity member in Biomed; he is also the Manager of Patent Ventures LLC, which is the Class A Member of TI, LLC. Mr. Kenzie and Mr. Weiner comprise the Board of Members of Biomed; Mr. Kenzie serves on the Board of Members of TI,LLC.

    (6) Includes 86,667 shares issuable upon exercise of options and warrants granted to Mr. Wood, which shares he has the right to acquire within 60 days.

    (7) Includes 103,334 shares issuable upon exercise of options and warrants granted to Mr. MacDonald, which shares he has the right to acquire within 60 days.

    (8) Includes 433,334 shares issuable upon exercise of options and warrants granted to Dr. Jaensch which shares he has the right to acquire within 60 days.

    (9) Includes 20,000 shares issuable upon exercise of options granted to Mr. Katz, which shares he has the right to acquire within 60 days.

   (10) Includes 20,000 shares issuable upon exercise of options granted to Mr. Bramson, which shares he has the right to acquire within 60 days.

   (11) Includes 103,334 shares issuable upon exercise of options and warrants granted to Mr. Helfer, which shares he has the right to acquire within 60 days.


                             CERTAIN TRANSACTIONS

    (1) Michael L. Weiner, President and Chief Executive Officer of Biophan, is the Manager and a 42.3% equity member of Technology Innovations, LLC. TI,LLC is the 57% equity member of Biomed Solutions, LLC (formerly Biophan, LLC). Mr. Weiner is also the Manager of Biomed. He and Ross Kenzie make up the Board of Members of Biomed. Biomed is the record owner of 662,857 shares of common stock of Biophan; TI,LLC is the record owner of 300,644 shares of common stock of Biophan. As Manager of TI,LLC and Biomed, Mr. Weiner has control over these entities. Mr. Weiner is also on the board of Nanoset, LLC, an entity owned in part by Biomed Solutions, and with which the we have entered into a technology licensing agreement.

    (2) Biomed received 10,759,101 shares of Biophan's common stock in exchange for its shares of LTR Antisense Technology, Inc. Most of those shares have been distributed to the members of Biomed and their members. It is also entitled to be paid $500,000 for the transfer of its MRI-compatible pacemaker patent pending. This payment has been extended to June 1, 2004, bearing interest at 8% per annum from February 28, 2002. After June 1, 2004, principal and interest are payable in 12 equal monthly installments. For several earlier extensions, Biomed received a total of 375,000 warrants, which warrants are currently priced as described in footnote 3 below. For the latest extension, we granted to Biomed warrants to purchase 500,000 common shares at $.50 per share; the number of warrants will be reduced by 16,667 for each month prior to June 1, 2005 that the obligation is paid in full.

    (3) On June 4, 2002, we executed a line of credit agreement with Biomed providing for borrowings up to $250,000, and granting warrants for 75,000 shares of common stock to Biomed. On August 19, 2002, the line was increased $100,000 and the expiration date thereof for that portion of the line was set at August 19, 2003. The payment date of amounts borrowed under the original Line was extended to December 1, 2002. In consideration for the increase in the Line, Biomed received 30,000 additional warrants. On November 7, 2002, the maturity date of the Line was extended until such time as the financing contemplated by the common stock purchase agreement commences. The exercise price for all 680,000 warrants then outstanding to Biomed was set at the lowest of (i) the closing bid price on June 4, 2002;
         (ii) the closing bid price on the date of exercise; or (iii) the lowest per share purchase price paid by any third party between June 4, 2002 and the exercise date.

    (4) Wilson Greatbatch has been granted 250,000 options for his consulting services to us, and 8,333 options as former Chairman of the Scientific Advisory Board. Through his ownership of Greatbatch Gen-Aid, Ltd. and his co-trusteeship of a private foundation, he is the beneficial owner of 5,489,543 common shares of Biophan. He is also entitled to receive 60% of the consideration payable to Biomed ($500,000) for transfer of the MRI-compatible pacemaker technology to Biophan. Greatbatch Gen-Aid holds a 3.5% membership interest
         (11 Units) in TI,LLC.

    (5) Dr. Guenter H. Jaensch has been granted options to purchase 320,000 shares for his consulting services to us.


                          DESCRIPTION OF SECURITIES

The following summary is a description of the common stock of Biophan and Biophan's Certificate of Incorporation and Bylaws.

General

    Biophan's authorized capital consists of 60,000,000 shares of common stock, par value $.005 per share.

Common Stock

    As of January 6, 2003, Biophan had outstanding 37,634,693 shares of common stock. Each share of common stock is entitled to one vote at all meetings of shareholders. Shareholders are not permitted to cumulate votes in the election of directors. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock. In the event of liquidation, dissolution or winding up Biophan, holders of the common stock will be entitled to receive, on a pro rata basis, all assets of Biophan remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any. Neither the certificate of incorporation nor the by-laws of Biophan contain any provisions which limit or restrict the ability to take over the Company.


CERTAIN STATUTORY PROVISIONS OF THE NEVADA REVISED STATUTES

    Sections 78.411 through 78.444 of the Nevada Revised Statutes provides, in general, that a stockholder acquiring more than 10% of the outstanding voting shares of a publicly-held Nevada corporation subject to the statutes (an "Interested Stockholder") may not engage in certain "Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder.

    Section 78.416 defines the term "Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

    These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders,, by adopting an amendment to the Certificate of Incorporation or Bylaws of the Company, may elect not to be governed by these provisions. Neither the Certificate of Incorporation nor the Bylaws of the Company currently excludes the Company from these restrictions.

    The Nevada Revised Statutes permit a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in cases brought against the officer or director in his capacity as such, provided the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing a violation of law, and improper personal benefit. The Company's By-Laws contain a provision implementing this statute.

Transfer Agent

Biophan's transfer agent for the common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004-1123.

                       SHARES ELIGIBLE FOR RESALE

    Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered, or the common shares underlying the warrants, may be resold without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Act.

    Certain shares of outstanding common stock were issued and sold by Biophan in private transactions in reliance upon exemptions from registration under the Act. Such shares may be sold only pursuant to an effective registration statement filed by Biophan or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Act.

    In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of Biophan may sell shares of common stock after at least one year has elapsed since such shares were acquired from Biophan or an affiliate of Biophan. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of the then outstanding common stock or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of Biophan and who has not been an affiliate of Biophan for 90 days prior to the sale and who has beneficially owned shares acquired from Biophan or an affiliate of Biophan for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.


                       COMMON STOCK PURCHASE AGREEMENT

Effective November 22, 2002, we entered into a restated common stock purchase agreement with Spectrum Advisors, Ltd., for the future issuance and purchase of shares of our common stock. This agreement restates and supersedes the common stock purchase agreement entered into June 6, 2002 with Bonanza Capital, upon essentially the same terms and conditions. This common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility.

Draw Downs

In general, the draw down facility operates as follows. At our sole discretion and from time to time over the course of 24 months, we may make unlimited draw down requests, pursuant to which the investor, Spectrum, is obligated to purchase up to an aggregate of $3.0 million of our common stock. Spectrum's minimum commitment for each draw request is $37,500. The maximum amount we can actually draw for each request is limited to 30% of the volume weighted average price of our common stock multiplied by the average daily trading volume multiplied by the number of trading days in the applicable draw down period. We are under no obligation to request a draw down during any period or, in the absence of such a request, to issue any shares to Spectrum. If, on any day during the draw down period, the average volume weighted price of our common stock drops below the minimum threshold price of $.18, then that day will be excluded from the relevant settlement and the aggregate amount of our draw down request will be reduced accordingly.

The draw down period will be 3 consecutive trading days. After each 3-trading-day settlement period, the final draw down amount for that settlement period is determined. We are entitled to receive funds on the 5th, 8th, 11th, 14th, 17th, 20th and 23rd trading day of each month. The final draw down amount will be reduced by 1/3rd for each trading day during the draw down period that the volume weighted average stock price falls below the threshold price. We then use the formulas in the common stock purchase agreement to determine the number of shares that we will issue to Spectrum in return for the final draw down amount. The aggregate total of all draw downs under the equity draw down facility cannot exceed $3.0 million. However, the Company at its option may increase Spectrum's commitment up to 50% of the Company's market capitalization at the time of exercise of the option, not to exceed $10.0 million. Using its current market capitalization, and subject to the limits on daily draw-down amount, the Company could increase Spectrum's commitment to approximately $6,000,000.

The per share price that Spectrum pays for our common stock for each draw down includes a 20% discount to the average daily market price of our common stock for each day during the draw down period, weighted by trading volume during each such trading day. The price per share that Spectrum ultimately pays is determined by dividing the final draw down amount by the number of shares that we issue to Spectrum.

The Draw Down Procedure And The Stock Purchases

We may request a draw down by faxing to Spectrum a draw down notice, stating the amount of the draw down that we wish to exercise and calculating the number of shares to be issued thereunder.

Amount Of The Draw Downs

No draw down can be less than $37,500. The amount may be increased to 30% of the weighted average price of our common stock for the 3 days in the draw down period, ending on the day prior to the date of our request, multiplied by the average daily trading volume for the 3 days in the draw down period ending on the day prior to the date of our request, multiplied by the number of trading days in the draw down period. Additionally, if any of the following events occur during the draw down period, the investment amount for that draw down period will be reduced by 1/3 and the volume weighted average price of any trading day on which the event occurred will have no effect on the pricing of the shares purchased during that draw down period:

    * the volume weighted average price is less than the minimum threshold price of $.18; or
    * trading in our common stock is suspended for more than three hours, in the aggregate, on any trading day or if any trading day is shortened because of a public holiday.

Number Of Shares Purchased During A Draw Down

The 3 trading days immediately preceding the draw down notice are used to determine the number of shares that we will issue in return for the money provided by Spectrum, which then allows us to calculate the price per share that Spectrum will pay for our shares.

To determine the number of shares of common stock that we can issue in connection with a draw down, calculate 1/3 of the draw down amount (i.e., $12,500). This amount will be referred to as the "per-day draw down amount." Then, for each of the 3 trading days immediately preceding the date on which we give notice of the draw down, divide the per-day draw down amount by 80% of the volume weighted average daily trading price of our common stock for that day. This 80% accounts for Spectrum's discount. The sum of these 3 daily calculations produces the number of common shares that we will issue, unless, as described above, the volume weighted average daily price for any given trading day is below the threshold amount, or trading is suspended for any given trading day, in which case that day is ignored in the calculation.

Sample Calculation Of Stock Purchases

The following is an example of the calculation of the number of shares we would issue to Spectrum in connection with a draw down based on the assumed daily prices set forth.

 Day               VWAP          Minimum Commitment    Number of Shares
 1                 .565              $12,500               22,124
 2                 .607              $12,500               20,593
 3                 .583              $12,500               21,441

Closing The Transaction

The delivery of the requisite number of shares and payment of the draw down will take place through our attorneys, Boylan, Brown, Code, Vigdor & Wilson, LLP, acting as escrow agent. The escrow agent pays the net proceeds to us, after subtracting its escrow fee and Carolina's placement agent fees. We would receive the amount of our draw down of $37,500 less a 10% cash fee paid to Carolina of $3,750 less a $250 escrow fee, for net proceeds to us of approximately $33,500.

Upon the initial execution of the stock purchase agreement with Bonanza on June 6, 2002, we paid $10,000 to cover the fees and expenses of purchaser's counsel, and will pay an additional $15,000 on the first settlement date. Carolina will receive warrants to purchase 5% of the shares sold to Spectrum (up to 600,000 shares of our common stock) at a price equal to 110% of the selling price to Spectrum. Carolina is not obligated to purchase any of our shares pursuant to the common stock purchase agreement.

Indemnification Of Spectrum

Spectrum is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the common stock purchase agreement, registration statement and the prospectus, except as they relate to information supplied by Spectrum to us for inclusion in the registration statement and prospectus.


                          SELLING STOCKHOLDERS

All of the securities being offered hereunder are being offered by the selling shareholders. These holders fall into four categories:

    * those who will obtain their shares pursuant to or in connection with the stock purchase agreement;

    * those who obtained their shares (or warrants with underlying common shares) in a private placement of securities recently conducted by the Company;

    * SBI, who can obtain their shares upon exercise of warrants granted for financial advisory services to the Company; and

    * Biomed Solutions, Inc., which can obtain its shares upon exercise of warrants granted in consideration of loans to, or forebearance upon amounts due from, the Company.

The Stock Purchase Agreement

 The 12,000,000 common shares registered for resale by Spectrum under this prospectus would constitute 24% of our issued and outstanding common shares after such resale. The number of shares we are registering is based in part on our good faith estimate of the maximum number of shares we may issue to Spectrum under the common stock purchase agreement. If we do not issue a draw down request, we are under no obligation to issue any shares to Spectrum under the common stock purchase agreement. Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement may be higher than the number we actually issue under the common stock purchase agreement. On the other hand, if our estimate is too low, we may need to file a new registration statement with the SEC, which will need to become effective before we can request additional draw downs under the common stock purchase agreement.

Spectrum

Spectrum is engaged in the business of investing in publicly traded equity securities for its own account. Spectrum's principal offices are located at 38 Hertford Street, London, England. Investment decisions for Spectrum are made by its board of directors. Spectrum does not currently own any of our securities as of the date of this prospectus. Other than Spectrum's obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Spectrum and us other than as contemplated by the common stock purchase agreement.

Carolina Financial

Carolina has acted as placement agent in connection with the common stock purchase agreement. Carolina introduced us to Spectrum and assisted us with structuring the equity line of credit with Spectrum. Carolina's duties as placement agent were undertaken on a reasonable best efforts basis only. Carolina will receive warrants for 5% of the shares purchase by Spectrum, at an exercise price of 110% of the selling price to Spectrum. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities. Other than the shares underlying its warrants which are registered for resale hereunder, Carolina does not own any of our shares.

Four principals of Carolina, William Prather, Robert Cascella, Michael Niedswiecki, and Michael Mascia, have also been issued warrants to purchase a total of 121,572 warrants, consisting of 50,000 warrants at an exercise price of $.39 per share, 17,520 shares at an exercise price of $.41 per share, and 54,052 shares at an exercise price of $.16 per share. These warrants were granted for their efforts as placement agent in other private placements undertaken by the Company and for financial advisory services, and the underlying common shares have also been registered for resale hereunder.
None of these individuals held any position or office or had any other material relationship with us or any of our affiliates within the past three years. To our knowledge, after this offering, none of them will own shares of our common stock.

Spectrum and Carolina or any of their affiliates have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. If, in the future, Spectrum's or Carolina's relationship with us changes, we will amend or supplement this prospectus to update this disclosure.

The Private Placement

From September 2002 through January 6, 2003, we raised gross proceeds of $1,385,275 by selling 5,541,100 shares at a per share price of $.25 to 120 investors. Those investors also received warrants to purchase an additional 2,770,550 shares, half at an exercise price of $.25 per share and half at $.50 per share. These shareholders were granted registration rights, and their shares (including the shares underlying the warrants)are registered for resale hereunder. The names of these selling shareholders, and the number of shares offered hereunder are set forth below. None of these shareholders held an office or directorship or had any other material relationship with us during the past 3 years, except that Guenter Jaensch, Jeffrey L. Helfer, Stuart McDonald and Robert J. Wood are officers and/or directors of the Company and own the number of shares set forth in Security Ownership of Certain Beneficial Owners and Management. Except as to these named shareholders, to the best of our knowledge, each of these shareholders will own less than 1% of our outstanding shares following completion of this offering and the sale of the shares registered hereunder.

                       Shares Offered Hereunder

Shareholder                 Common Shares        Warrant shares

Bryan, Jennifer                25,000               12,500
Buchholz, Rick                 50,000               25,000
Erhart, Joseph                 20,000               10,000
Kahle, Ronald, Jr.            100,000               50,000
Kahle, Terry                   20,000               10,000
Knueve, Michael                20,000               10,000
Knueve, Ronald                 20,000               10,000
Nienberg, Stephen              40,000               20,000
Recker, Greg                   20,000               10,000
Unverferth, Brad              285,000              142,500
Askins, Randall                20,000               10,000
Averesch, Michael             100,000               50,000
Erhart, Brian                  30,000               15,000
Gerding, William and Debra     40,000               20,000
Hortstman, Dennis              40,000               20,000
Unverferth, Jason              60,000               30,000
Unverferth, Mel and Beverly    40,000               20,000
Bilski, Dianna                 35,800               17,900
Cleary, Brian                  20,000               10,000
Fortman, Gary J. and
Deters, Jeffrey R.             20,000               10,000
Fortman, Gary J.               40,000               20,000
Hoellrich, Anthony J.          20,000               10,000
Hoellrich, Daniel L.           20,000               10,000
Hoellrich, Douglas D.          20,000               10,000
Kahle, Terry L.                18,000                9,000
Kahle, Scott L.                20,000               10,000
Klass, Terry                   32,000               16,000
Krontz, Gerald E.
and Cherylanne                 20,000               10,000
Maag, Phillip D.               40,000               20,000
Sarka, Robert J.               50,000               25,000
Asad, Susan Sutherland         14,000                7,000
Berger, Charles W., Jr.        20,000               10,000
Brown, Meagan                  20,000               10,000
Brown, Grayling                16,000                8,000
Bruskotter, Dennis             20,000               10,000
Deters, Jeffrey                40,000               20,000
Donnelly, Michael              20,000               10,000
Fortman, Christopher &
Fortman, Craig                 20,000               10,000
Fortman, Karl & Judy           20,000               10,000
Gabor, Constance               80,000               40,000

Gudewicz, Patrice              10,000                5,000
Gudewicz, Richard              20,000               10,000
Hohlbein, Michael              50,000               25,000
Knueve, Ronald & Bonnie        10,000                5,000
Kreinbrink, John               20,000               10,000
Otto, Jon & Karen              20,000               10,000
Rosengarten, Kurt              20,000               10,000
Schimmoeller, Craig &
Brenda                        100,000               50,000
Schroeder, Randal & Pamela     20,000               10,000
Scodellaro, James              10,000                5,000
Siefker, Greg                  20,000               10,000
Steffey, Billie & Rita         10,000                5,000
Strauer, Robert                10,000                5,000
Utrup, Kurt                    10,000                5,000
Vorst, Steven                 150,000               75,000
Warnecke, Rick                100,000               50,000
Winkle, Roger                  40,000               20,000
Wittlinger, Mona                6,000                3,000
Anstadt, George & Nancy       100,000               50,000
Averesch, Michael             120,000               60,000
Bachmann, Roberta              20,000               10,000
Barnes, Alvin                  40,000               20,000
Brashear, Robert               17,000                8,500
Bowman, Donald                 10,000                5,000
Glendale Investments, Ltd.    120,000               60,000
Butler, Daniel & Sue           20,000               10,000
Cleary, Michael                10,000                5,000
Conditioning Concepts          20,000               10,000
DeKalb, Daryl                 118,500               59,250
Dirty Dozen Investing          45,000               22,500
Eisler, Craig                  16,000                8,000
Ellerbrock, Daniel & Carol     20,000               10,000
Estlack, Fred                  16,000                8,000
Fortman, Douglas               30,000               15,000
Garman, Richard                80,000               40,000
General Medina Development     11,400                5,700
Grenot, Michael                50,400               25,200
Helfer, Jeffrey L.            100,000               50,000
Jaensch, Guenter & Terri      300,000              150,000
Jeary, Richard                 10,000                5,000
Kahle, Carl                    20,000               10,000
Kahle, Gary                    40,000               20,000
Kahle, Ronald                  50,000               25,000
Kahle, Timothy M.              10,000                5,000
Kahle, Timothy R.              20,000               10,000
Kenzie, Allan & Bette         100,000               50,000
Knueve, Dan                    20,000               10,000
Knueve, Ed                     20,000               10,000
Knueve, Ronald & Bonnie        10,000                5,000
Lippco Capital LLC             50,000               25,000
MacDonald, Stuart              60,000               30,000
Mahley, Mary                  100,000               50,000
Mahley, Stephen               100,000               50,000
Masters, Vernon                40,000               20,000
Moore, Dennis                  12,000                6,000
Nelson, Laura M.               20,000               10,000
Neu, Julie                     10,000                5,000
Newman, Reginald               50,000               25,000
Nowak, Ronald                  16,000                8,000
Pierce, Frederick              40,000               20,000

Sarka, Robert                  32,000               16,000
Sarka, Robert & Karen          50,000               25,000
Schimmoeller Family Rev.
Living Trust                   20,000               10,000
Siefker, Joseph & Doris        20,000               10,000
Siefker, Thomas                20,000               10,000
Slawson, Kenneth               51,000               25,500
Smith, Steven & Mary           20,000               10,000
Terens, Frederick              16,000                8,000
Unverferth, Jeffrey            46,000               23,000
von der Embse, Barry           60,000               30,000
Warnecke, Kevin & Miche        20,000               10,000
Westbay Consulting, In         20,000               10,000
Western Harbor Associa         40,000               20,000
Wittlinger, David             664,000              332,000
Wittlinger, Donna              12,000                6,000
Wittlinger, Mona               26,000               13,000
Wittlinger, Viola              80,000               40,000
Wittlinger, Walter             40,000               20,000
Wood, Robert J.                60,000               30,000


Westbay

    Westbay Consulting, Inc., a Nevada corporation, acted as broker-dealer and financial advisor to the Company in connection with the recently-completed private placement. For its services, Westbay received 258,006 shares of common stock, which are registered for sale hereunder. Except in its capacity as financial advisor, neither Westbay or any principal of Westbay, has had any office or directorship, or any other material relationship with the Company during the past three years. To the best of our knowledge, following the completion of this offering, Westbay will own less than 1% of the outstanding shares of the Company.

Biomed

Biomed Solutions, LLC is the New York limited liability company which transferred the MRI technology and the shares of LTR Anti-sense Technology, Inc. to us on December 1, 2000. It is a shareholder of Biophan and its Manager is Michael L. Weiner, who is the President and Chief Executive Officer and a Director of Biophan. Biomed has received warrants to purchase a total of 1,180,000 common shares, partially as consideration for making available a line of credit to us and for forbearance of payments relating to the MRI technology transfer. The Company is registering herewith the shares underlying those warrants, for resale by Biomed. Following this offering, Biomed will own 662,857 shares of the Company.

SBI

SBI E2-Capital (USA), Inc. is the U.S. investment banking arm of Softbank Investment Group Japan. SBI received warrants in consideration of financial advisory services to be provided to us. Neither SBI nor any principal of SBI has had any office or directorship or any other material relationship, other than its investment banking arrangement, with the Company during the past three years. To the best of our knowledge, following the completion of this offering SBI will own less than 1% of the outstanding shares of the Company.

                            PLAN OF DISTRIBUTION

General

Spectrum is offering the common shares for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Spectrum. Spectrum may offer for sale up to 12,000,000 common shares which it may acquire pursuant to the terms of the common stock purchase agreement. Spectrum is a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus. Spectrum has, prior to any sales, agreed that its trading activities in our securities will comply with applicable state and federal securities laws, rules and regulations and the rules and regulations. We will pay the costs of registering the shares under this prospectus, including legal fees.

To permit Spectrum to resell the common shares issued to it under the common stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Spectrum that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act of 1933 and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

    * the date after which all of the common shares held by Spectrum or its transferees that are covered by the registration statement have been sold by Spectrum or its transferees pursuant to such registration statement;

    * the date after which all of the common shares held by Spectrum or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without restriction under the Securities Act of 1933; or

    * the date after which all of the common shares held by Spectrum or its transferees that are covered by the registration statement may be sold pursuant to Rule 144(k) under the Securities Act of 1933, without limitation as to time, manner of sale or volume.

Shares of common stock offered through this prospectus may be sold from time to time by Spectrum or the other selling shareholders, or by pledgees, donees, transferees or other successors in interest to Spectrum or such other selling shareholders. We will supplement this prospectus to disclose the names of any pledgees, donees, transferees, or other successors in interest that intend to offer common stock through this prospectus.

Sales may be made on the OTC.BB or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Each selling shareholder will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by Spectrum and Carolina that there are no existing arrangements between it and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of this prospectus. Spectrum is an underwriter in connection with resales of its shares.

The common shares may be sold in one or more of the following manners:

    * a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    *  purchases by a broker or dealer for its account under this prospectus;

    * ordinary brokerage transactions and transactions in which the broker solicits purchases; or

    * privately negotiated transactions as permitted by Rule 15a-6 under the Exchange Act of 1934.

In effecting sales hereunder, Spectrum or other selling shareholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by Spectrum. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholder, and, if they act as agent for the purchaser of such common shares, from such purchaser.

Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other broker-dealers. These may include transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. In connection with such resales a broker-dealer may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

However, since Spectrum is an underwriter, Rule 144 of the Securities Act of 1933 is not available to Spectrum to sell its shares.

We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

Spectrum is subject to the applicable provisions of the Exchange Act of 1934, including without limitation, Rule 10b-5 and Regulation M thereunder. Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in a distribution of the common shares may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution. In addition, in connection with the transactions in the common shares, Spectrum will be subject to applicable provisions of the Exchange Act of 1934 and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

Each selling shareholder will pay all commissions and their own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

Underwriting Compensation and Expenses

The underwriting compensation for Spectrum will depend on the amount of financing that we are able to obtain under the common stock purchase agreement, up to a maximum of approximately $ 600,000 if we are able to obtain the entire $3,000,000 in financing. Spectrum will purchase shares under the common stock purchase agreement at a price equal to 80% of the volume weighted average daily price of our common stock on the OTC.BB, as reported by Bloomberg Financial L.P. for each day in the pricing period with respect to each draw down request.

In addition, we are obligated to pay Carolina, as compensation for its services as placement agent, a cash fee equal to 10% of the gross proceeds received from Spectrum under the common stock purchase agreement for draw downs under the equity line. The placement agent compensation to Carolina will depend on the amount of financing that we are able to obtain under the common stock purchase agreement, up to a maximum of $300,000 if we are able to obtain the entire $3,000,000 in financing. We also agreed to issue to Carolina warrants to purchase up to 600,000 shares of our common stock at an exercise price equal to 110% of the per share purchase price, as calculated under the Stock Purchase Agreement, on the date of issuance. The warrant will expire five years from the date of issuance.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for Biophan by Boylan, Brown, Code, Vigdor & Wilson, LLP, Rochester, New York. The firm has been granted options to purchase 40,000 shares of Biophan's common stock at $.50 per share in connection with services rendered prior to the commencement of this offering, and an additional 161,290 shares at $.31 per share as partial consideration for its work in connection with this offering.

                                   EXPERTS

    The financial statements of Biophan as of and for the years ended February 28, 2002 and 2001, appearing in this prospectus have been audited by Goldstein Golub Kessler LLP, Certified Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                  WHERE YOU CAN FIND ADDITIONAL INFORMATION

Biophan files current, quarterly and annual reports with the SEC on forms 8-KSB, 10QSB and 10KSB. Biophan has filed with the SEC a registration statement on Form SB-2 (together with all amendments and exhibits thereto, under the Securities Act, with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document field as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference. For further information with respect to Biophan and the securities being offered hereby, reference is hereby made to such registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

                               FINANCIAL STATEMENTS

BIOPHAN TECHNOLOGIES, INC.
(FORMERLY GREATBIO TECHNOLOGIES, INC.)
 AND SUBSIDIARIES
(a development stage company)

CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2002


                                  BIOPHAN TECHNOLOGIES, INC. (FORMERLY GREATBIO
                                           TECHNOLOGIES, INC.) AND SUBSIDIARIES
                                                  (a development stage company)


                                                                       CONTENTS
                                                              February 28, 2002
-------------------------------------------------------------------------------

Independent Auditor's Report                                              F-1


Consolidated Financial Statements:

   Balance Sheet                                                          F-2
   Statement of Operations                                                F-3
   Statement of Stockholders' Equity                                  F-4-F-5
   Statement of Cash Flows                                                F-6
   Notes to Consolidated Financial Statements                        F-7-F-14


INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Biophan Technologies, Inc. (formerly GreatBio Technologies, Inc.)

We have audited the accompanying consolidated balance sheet of Biophan Technologies, Inc. (formerly GreatBio Technologies, Inc.) and Subsidiaries
(a development stage company) as of February 28, 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period then ended, and for the period from August 1, 1968 (date of inception) to February 28, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Biophan Technologies, Inc. (formerly GreatBio Technologies, Inc.) and Subsidiaries as of February 28, 2002 and the results of their operations and their cash flows for each of the two years in the period then ended and for the period from August 1, 1968 (date of inception) to February 28, 2002 in conformity with accounting principles generally accepted in the United States of America.


GOLDSTEIN GOLUB KESSLER LLP
New York, New York
April 5, 2002, except for Note 10,
 as to which the date is June 7, 2002


Pg. F-1




                                 BIOPHAN TECHNOLOGIES, INC. (FORMERLY GREATBIO
                                          TECHNOLOGIES, INC.) AND SUBSIDIARIES
                                                 (a development stage company)

                                                    CONSOLIDATED BALANCE SHEET

------------------------------------------------------------------------------
February 28, 2002
------------------------------------------------------------------------------
ASSETS

Current assets:
  Cash                                                            $     12,199
  Investments in marketable securities                                 568,805
  Prepaid expenses and other current assets                             91,819
------------------------------------------------------------------------------
    Total current assets                                          $    672,823

Fixed assets - at cost, net                                             80,882

Other assets:
  Intellectual property rights                                         110,000
  Security deposit                                                       2,933
  Deferred tax asset, net of valuation allowance of $1,305,000               -
------------------------------------------------------------------------------
    Total Assets                                                  $    866,638
==============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                           $    129,040
  Payable to related party                                             500,000
  Due to related parties                                                16,349
------------------------------------------------------------------------------
    Total current liabilities                                          645,389
------------------------------------------------------------------------------

Stockholders' equity:
  Common stock - $.005 par value; authorized 60,000,000 shares,
  issued and outstanding 29,549,439 shares                             147,747
  Additional paid-in capital                                         4,608,407
  Deficit accumulated during the development stage                  (4,534,905)
------------------------------------------------------------------------------
    Stockholders' equity                                               221,249
------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity                    $    866,638
==============================================================================



             The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements

Pg. F-2

                                           BIOPHAN TECHNOLOGIES, INC. (FORMERLY GREATBIO
                                                    TECHNOLOGIES, INC.) AND SUBSIDIARIES
                                                           (a development stage company)

                                                    CONSOLIDATED STATEMENT OF OPERATIONS
----------------------------------------------------------------------------------------
                                                                            Period from
                                                                              August 1,
                                                                            1968 (date of
                                                Year ended    Year ended    inception) to
                                                February 28,  February 28,  February 28,
                                                  2002            2001          2002
----------------------------------------------------------------------------------------
Operating expenses:
  Salaries and related                      $    461,629    $     59,861    $    521,490
  Research and development                       949,124         113,144       1,062,268
  Professional fees                            1,310,916          38,685       1,349,601
  Write-down of intellectual property rights                     490,000         490,000
  General and administrative                     475,520          16,059         502,080
----------------------------------------------------------------------------------------

Operating loss                                (3,197,189)       (717,749)     (3,925,439)
----------------------------------------------------------------------------------------

Other (income) expense:
  Interest expense                              (540,543)        (13,000)       (553,543)
  Interest income                                 26,061           1,619          27,680
  Other income                                    42,035                          42,035
  Other expense                                  (36,281)                        (36,281)
----------------------------------------------------------------------------------------

Total other expenses, net                       (508,728)        (11,381)       (520,109)
----------------------------------------------------------------------------------------

Loss from continuing operations               (3,705,917)       (729,130)     (4,445,548)

Loss from discontinued operations                                                (89,357)
----------------------------------------------------------------------------------------

Net loss                                    $ (3,705,917)   $   (729,130)   $ (4,534,905)
========================================================================================
Loss per common share - basic and diluted   $      (0.14)   $      (0.08)
========================================================================================
Weighted-average shares outstanding           27,000,962       9,166,887
========================================================================================



                       The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements

Pg. F-3


                                                   BIOPHAN TECHNOLOGIES, INC. (FORMERLY GREATBIO
                                                            TECHNOLOGIES, INC.) AND SUBSIDIARIES
                                                                   (a development stage company)

                                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------
Period from August 1, 1968 (date of inception) to February 28, 2002
-------------------------------------------------------------------------------------------------

                                                                         Deficit
                                                                        Accumulated
                                                              Additional During the
                                              Number   Common  Paid-in  Development Stockholders'
                                             of Shares  Stock   Capital    Stage        Equity
-------------------------------------------------------------------------------------------------
1969 - 14,130 shares issued for services
 for $.05 per share                           14,130 $      70 $      637              $     707

1970 - 1,405,000 shares issued for mining
 rights for $.05 per share                 1,405,000     7,025     63,225                 70,250

1970 - 55,500 shares issued for services
 for $.05 per share                           55,500       278      2,497                  2,775

1973 - 10,000 shares issued for services
 for $.05 per share
                                              10,000        50        450                    500

1976 - 500 shares issued for services
 for $.05 per share
                                                 500         3         22                     25

1978 - 12,000 shares issued for services
 for $.05 per share
                                              12,000        60        540                    600

1980 - 225,000 shares issued for services
 for $.05 per share
                                             225,000     1,125     10,125                 11,250

1984 - 20,000 shares issued for services
 for $.05 per share
                                              20,000       100        900                  1,000

1986 - 10,000 shares issued for services
 for $.05 per share
                                              10,000        50        450                    500

1990 - 10,000 shares issued for services
 for $.05 per share                           10,000        50        450                    500

1993 - 25,000 shares issued for services
 for $.05 per share
                                              25,000       125      1,125                  1,250

Net loss from inception through
 February 28, 1998

                                                                          $    (89,357)  (89,357)
-------------------------------------------------------------------------------------------------

Balance at February 28, 1998
                                           1,787,130     8,936     80,421      (89,357)        -


1999 - 10,000 shares issued for services
 for $.05 per share                           10,000        50        450              $     500

1999 - 1,000,000 shares issued for services
 for $.005 per share                       1,000,000     5,000                             5,000

Net loss for the year ended
 February 28, 1999                                                              (5,500)   (5,500)
-------------------------------------------------------------------------------------------------

Balance at February 28, 1999
                                           2,797,130    13,986     80,871      (94,857)        -


2000 - 1,000,200 shares issued
 for services for $.005 per share
                                           1,000,200     5,001                             5,001



                               The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements

Pg. F-4

                                                   BIOPHAN TECHNOLOGIES, INC. (FORMERLY GREATBIO
                                                            TECHNOLOGIES, INC.) AND SUBSIDIARIES
                                                                   (a development stage company)

                                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------
Period from August 1, 1968 (date of inception) to February 28, 2002
-------------------------------------------------------------------------------------------------

                                                                         Deficit
                                                                        Accumulated
                                                              Additional During the
                                              Number   Common  Paid-in  Development Stockholders'
                                             of Shares  Stock   Capital    Stage        Equity
-------------------------------------------------------------------------------------------------
Net loss for the year ended
 February 29, 2000                                                             (5,001)    (5,001)
-------------------------------------------------------------------------------------------------

Balance at February 29, 2000               3,797,330    18,987     80,871      (99,858)        -

2000 - 250,000 shares issued for services
 for $.005 per share
                                             250,000     1,250                             1,250

2000 - Expenses paid by stockholder                                2,640                   2,640

2000 - 10,759,101 shares issued for
 acquisition of Antisense Technology,
  Inc.                                    10,759,101    53,795    121,205                175,000

2000 - 10,759,101 shares issued for cash
 for $.005 per share                      10,759,101    53,796    121,204                175,000

Net loss for the year ended
 February 28, 2001                                                           (729,130)  (729,130)
-------------------------------------------------------------------------------------------------

Balance at February 28, 2001              25,565,532   127,828    325,920    (828,988)  (375,240)

2001 - 2,399,750 shares issued for cash
 for $1.00 per share                       2,399,750    11,999  2,387,751              2,399,750

2001 - 468,823 shares issued for interest    468,823     2,344    466,479                468,823

2001 - Redemption of 200,000 shares         (200,000)   (1,000)                           (1,000)

2001 - 1,315,334 shares issued upon
 conversion of bridge loans at $.75
  per share                                1,315,334     6,576    979,924                986,500

2001 - Offering costs associated with
 share issuances for cash                                        (254,467)              (254,467)

2002 - Grant of stock options for services                        702,800                702,800

Net loss for the year ended
 February 28, 2002                                                         (3,705,917)(3,705,917)
-------------------------------------------------------------------------------------------------
Balance at February 28, 2002              29,549,439 $ 147,747 $4,608,407 $(4,534,905) $ 221,249
=================================================================================================



                               The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements

Pg. F-5

                                                    BIOPHAN TECHNOLOGIES, INC. (FORMERLY GREATBIO
                                                             TECHNOLOGIES, INC.) AND SUBSIDIARIES
                                                                    (a development stage company)

                                                             CONSOLIDATED STATEMENT OF CASH FLOWS
-------------------------------------------------------------------------------------------------


                                                                                    Period from
                                                                                      August 1,
                                                                                    1968 (date of
                                                           Year ended   Year ended  inception) to
                                                           February 28, February 28, February 28,
                                                              2002          2001          2002
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                                 $(3,705,917) $ (729,130)  $(4,534,905)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
     Depreciation                                               14,762         167        14,929
     Realized and unrealized losses on marketable securities    38,143                    38,143
     Write-down of intellectual property rights                            490,000       490,000
     Amortization of discount on payable to related party       62,000      13,000        75,000
     Issuance of common stock for services                                   1,250       101,108
     Issuance of common stock for interest                     468,823                   468,823
     Grant of stock options for services                       702,800                   702,800
     Expenses paid by stockholder                                            2,640         2,640
     Changes in operating assets and liabilities:
      Increase in prepaid expenses and other current assets    (91,819)                  (91,819)
      Increase in security deposits                             (2,933)                   (2,933)
      Increase in accounts payable and accrued expenses         18,184      97,525       115,709
      Increase (decrease) in due to related parties           (153,787)    126,640       (27,147)
-------------------------------------------------------------------------------------------------
        Net cash provided by (used in) operating activities (2,649,744)      2,092    (2,647,652)
-------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of fixed assets                                    (90,811)     (5,000)      (95,811)
  Sales of marketable securities                               377,270                   377,270
  Purchases of marketable securities                          (984,218)                 (984,218)
-------------------------------------------------------------------------------------------------
        Net cash used in investing activities                 (697,759)     (5,000)     (702,759)
-------------------------------------------------------------------------------------------------

Cash flow from financing activities:
  Proceeds of bridge loans                                     986,500                   986,500
  Net proceeds from sales of capital stock                   2,201,110      175,000    2,376,110
-------------------------------------------------------------------------------------------------
        Net cash provided by financing activities            3,187,610      175,000    3,362,610
-------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents          (159,893)     172,092       12,199

Cash and cash equivalents at beginning of period               172,092
-------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                 $    12,199  $   172,092  $    12,199
=================================================================================================

Supplemental schedule of noncash investing and financing activities:

  Intellectual property acquired through issuance of common
   stock and assumption of related party payable                        $   175,000  $   175,000
=================================================================================================

Acquisition of intellectual property rights                             $   425,000  $   425,000
=================================================================================================

Issuance of common stock upon conversion of bridge loans   $   986,500
=================================================================================================

                               The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements

Pg. F-6

                                  BIOPHAN TECHNOLOGIES, INC. (FORMERLY GREATBIO
                                           TECHNOLOGIES, INC.) AND SUBSIDIARIES
                                                  (a development stage company)

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                              February 28, 2002
-------------------------------------------------------------------------------

1.  PRINCIPAL       The consolidated financial statements include the accounts
    BUSINESS        of Biophan Technologies, Inc. ("Biophan") (formerly
    ACTIVITY AND    GreatBio Technologies, Inc.) and its wholly owned
    SUMMARY OF      subsidiaries, LTR Antisense Technology, Inc. ("Antisense")
    SIGNIFICANT     and MRIC Drug Delivery Systems, LLC ("MRIC") (collectively
    ACCOUNTING      referred to as the "Company").  All significant
    POLICIES:       intercompany accounts and transactions have been
                    eliminated in consolidation.

                    We are in the development stage and is expected to remain so for at least the next 12 months. The Company was formed in 1968 and obtained certain mining claims and related rights, which were subsequently abandoned. As of December 1, 2000, the principal business activity of the Company is research and development of patent rights in two areas: (1) MRI-compatible implantable cardiac pacemaker and other implantable medical devices and (2) the use of Antisense technology to block the HIV virus.

                    The Company has not generated any revenue throughout its history. The Company's ability to continue in business is dependent upon obtaining sufficient financing or attaining future profitable operations.

                    On December 1, 2000, the Company amended its Articles of Incorporation to change its name from Idaho Technical, Inc. to GreatBio Technologies, Inc. and entered into an Exchange Agreement with Biomed Solutions, LLC ("Biomed") (formerly Biophan, LLC) and Antisense as more fully described below. At the Annual Meeting on July 19, 2001, the shareholders approved amending the Articles of Incorporation to change the name of the Company to Biophan Technologies, Inc. The change was effective as of that date.

                    In accordance with the terms of the Exchange Agreement (the "Agreement") dated December 1, 2000, the Company acquired from Biomed all of the issued and outstanding common stock of its wholly owned subsidiary, Antisense, in exchange for 10,759,101 shares of authorized but previously unissued common stock, par value $.005. The operations of Antisense are included since the date of acquisition. Had Antisense been acquired as of March 1, 2000, there would have been no effect on the Company's operations. Antisense's only assets at December 1, 2000 were the HIV patents.

                    Also on December 1, 2000, the Company acquired certain intellectual property rights relating to the magnetic resonance imaging ("MRI") technology from Biomed for the future consideration of $500,000. The transfer was consummated pursuant to and in accordance with the Transfer Agreement (as amended), dated December 1, 2000, between the Company and Biomed.

                    For purposes of the statement of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

                    The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

                    Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value, with the change in fair value during the period included in operations.

                    Depreciation of fixed assets is provided by the straight-line method over the estimated useful lives of the related assets. Amortization of acquired intellectual property rights is provided by the straight-line method over 17 years. Costs for internally developed intellectual property rights with indeterminate lives are expensed as incurred.

                    At each balance sheet date, the Company evaluates the period of amortization of intangible assets. The factors used in evaluating the period of amortization include: (i) current operating results, (ii) projected future operating results, and (iii) any other material factors that affect continuity of the business.

                    Basic loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share gives effect to dilutive options, warrants and other potential common stock outstanding during the period. Potential common stock has not been included in the computation of diluted loss per share, as the effect would be antidilutive.

                    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply when the differences are expected to be realized. A valuation allowance is recognized if it is anticipated that some or all of the deferred tax asset may not be realized.

                    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.


                    In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142").

                    SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement requires goodwill to be periodically reviewed for impairment rather than amortized. SFAS No. 142 supersedes Accounting Principles Board ("APB") Opinion No. 17, "Intangible Assets".

                    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and amends the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business.

                    The provisions of SFAS Nos. 142 and 144 will be effective for fiscal years beginning after December 15, 2001. The Company is currently evaluating the implications of adoption of SFAS Nos. 142 and 144 and anticipates adopting the provisions for its fiscal year beginning March 1, 2002. The impact of these standards on the Company's financial statements has not yet been determined.

                    Management does not believe that these recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

2.  INVESTMENTS IN  Investments in trading securities are summarized as follows
    MARKETABLE      at February 28, 2002:
    SECURITIES:
                                                          Gross
                                                        Unrealized       Fair
                                                 Cost      Loss          Value
                   -----------------------------------------------------------

                   Corporate debt securities  $605,086    $ 36,281    $ 568,805
                   ============================================================

                    Unrealized holding losses on trading securities amounted to $36,281 for the year ended February 28, 2002.



3. FIXED ASSETS:    Fixed assets, at cost, consist of the following:

                                                                  Depreciation/
                                                                  Amortization
                                                                     Period
                    -----------------------------------------------------------
                    Furniture & Equipment              $33,949        5-7 years
                    Computers                            7,703          5 years
                    Internet Web site                   54,159          7 years
                    -----------------------------------------------------------
                                                        95,811
                    Less accumulated depreciation      (14,929)
                    -----------------------------------------------------------
                                                       $80,882
                    ===========================================================

                    Depreciation expense for the years ended February 28, 2002 and 2001 amounted to $14,762 and $167, respectively. Depreciation expense for the period from August 1, 1968 (Date of Inception) to February 28, 2002 was $14,929.

4.  INTELLECTUAL    Intellectual property rights were acquired on December 1,
    PROPERTY        2000 and encompass two areas:  (1) The utilization of new
    RIGHTS:         proprietary technology to prevent implantable cardiac
                    pacemakers and other critical and life-sustaining medical devices from being affected by MRI and other equipment using magnetic fields, radio waves and similar forms of electromagnetic interference ("EMI"), and (2) the use of proprietary Antisense gene therapy technology to inhibit the spread of human immunodeficiency virus (HIV-1) infection in conjunction with the use of lentiviral vectors.

                    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, at February 28, 2001, the Company recognized a loss of $490,000 through a write-down of the intellectual property rights to their fair market value, in accordance with an independent, third-party valuation. As discussed in Note 1, the Company has not yet recorded revenue and the continuation of business is dependent on the Company's ability to obtain sufficient financing or attain future profitable operations.


5. STOCKHOLDERS'    During the months of July, August, October and December
   EQUITY:          2001 and January 2002, the Company issued 2,399,750 shares of common stock for cash of $1.00 per share, in connection with a private placement of up to 3,000,000 shares of common stock. The Company incurred offering costs of $254,467 in conjunction with this private placement.

                    During December 2001, the Company issued 1,315,334 shares of common stock at $.75 per share, in connection with a conversion of bridge loans for which the Company received cash proceeds of $986,500. Additionally, the Company issued 468,823 shares of common stock valued at $1.00 per share, for interest in connection with these bridge loan agreements.

                    During September 2001, the Company redeemed 200,000 shares of common stock, initially issued in connection with an issuance of 250,000 shares of common stock for services.

6. COMMITMENTS:     The Company is obligated under an operating lease for
                    office space expiring September 30, 2004. The Company may
                    terminate the lease after September 30, 2002 upon ninety
                    days prior written notice to the landlord.   The aggregate
                    minimum future payments under this lease are payable as follows:

                    Year ending February 28,
                              2003                                  $  36,867
                              2004                                     46,783
                              2005                                     25,083
                    -----------------------------------------------------------
                                                                     $108,733
                    ===========================================================

                    Rent expense charged to operations under this operating lease aggregated $14,667 and $ -0- for the years ended February 28, 2002 and 2001, respectively. Rent expense charged to operations for the period from August 1, 1968 (Date of Inception) to February 28,2002 was $14,667.

7.  RELATED-PARTY   Under the Transfer Agreement dated December 1, 2000, the
    TRANSACTIONS:   Company incurred a liability of $500,000 (including
                    interest of $75,000) to Biomed in connection with the acquisition of the MRI intellectual property rights described in Note 4. Biomed maintains a security interest in the underlying patents until the liability is satisfied.
                    The intellectual property rights will revert to Biomed if the Company does not satisfy the liability by December 1, 2002. The stated liability bears interest at an imputed rate of 12.48%, and the balance payable at February 28, 2002 is $500,000.

                    At February 28, 2002, the carrying value of the Company's obligation approximated its estimated fair value based upon current borrowing rates for similar issues.

                    Biomed and another related party paid expenses on behalf of the Company aggregating $253,014 and $170,136 during the years ended February 28, 2002 and 2001, respectively. The amounts due to the related parties do not bear interest, and the Company expects to repay these liabilities during the next 12 months.

8.  STOCK-BASED     The Company has a stock option plan (the "Plan") which
    COMPENSATION    provides for the granting of nonqualified or incentive
    PLAN:           stock options ("ISO") to officers, key employees, non-
                    employee directors and consultants. The Plan authorizes the granting of options to acquire up to 2,500,000 common shares. ISO grants under the Plan are exercisable at the market value of the Company's stock on the date of such grant. Nonqualified option grants under the Plan are exercisable at amounts determined by the board of directors. All options under the Plan are exercisable at times as determined by the board of directors, not to exceed 10 years from the date of grant. Additionally, the Plan provides for the granting of restricted stock to officers and key employees.

     The following table summarizes activity in stock options:

                    Year Ended February 28, 2002
                    -----------------------------------------------------------
                                                                    Weighted-
                                                                    average
                                                                    Exercise
                                                     Options          Price
                    -----------------------------------------------------------
                    Outstanding at beginning
                    of year                              -              -

                    Granted                        1,779,997       $    .51

                    Forfeited                            -              -

                    Exercised                            -              -
                    -----------------------------------------------------------
                    Outstanding at end of year     1,779,997       $    .51
                    ===========================================================

                    The following table summarizes information about stock options outstanding and exercisable at February 28, 2002:

                                                               Average    Weighted-
                                                              Remaining   average
                      Range of        Number       Number    Contractual  Exercise
                    Exercise Price  Outstanding  Exercisable     Life      Price
                    ---------------------------------------------------------------
                     $.50            1,779,997      675,000     9 years     $.50
                    ===============================================================

                    The Company has elected to apply APB Opinion No. 25 and related interpretations in accounting for its stock options and has adopted the disclosure-only provisions of SFAS No. 123. Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net loss and loss per common share would have been as follows:

                    February 28, 2002
                    -----------------------------------------------------------
                    Net loss - as reported                         $(3,705,917)
                    ===========================================================
                    Net loss - pro forma                            (3,714,917)
                    ===========================================================
                    Basic and diluted loss per common
                    share - as reported                            $      (.14)
                    ===========================================================
                    Basic and diluted loss per common
                    share - pro forma                              $      (.14)
                    ===========================================================

                    The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the year ended February 28, 2002: risk-free interest rates of 4.27% to 4.87%; no dividend yield; volatility factors of the expected market price of the Company's common stock of 90%, and a weighted-average expected life of the options of 9 years.

                    At February 28, 2002, 720,003 shares of common stock were reserved for future issuance of stock options.

9. INCOME TAXES:    As of February 28, 2002, the Company had net operating loss carryforwards of approximately $3,348,000 for federal income tax purposes, which expire through 2022.

                    The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is as follows:

                    Year Ended February 28,                    2002       2001
                    -----------------------------------------------------------

                    Tax benefit at U.S. statutory rates         34 %       34 %
                    Increase in valuation allowance            (34)%      (34)%
                    -----------------------------------------------------------
                                                                -0-%       -0-%
                    ===========================================================

                    Deferred tax asset is comprised of the following:

                    February 28, 2002
                    -----------------------------------------------------------

                    Net operating loss carryforwards                $1,138,000
                    Write-down of intellectual property rights         167,000
                    -----------------------------------------------------------

                    Total deferred tax asset                         1,305,000
                    Valuation allowance                             (1,305,000)
                    -----------------------------------------------------------

                    Net deferred tax asset                          $      -0-
                    ==========================================================

10.  SUBSEQUENT   During June 2002, the Company entered into a Stock Purchase
     EVENT        Agreement(the "Agreement") whereby the Company agreed to
                  sell up to $2,400,000 of the Company's common stock. The minimum monthly sale of common stock under the Agreement shall be $250,000. The Company has agreed to file with the Securities and Exchange Commission ("SEC") a Registration
                  Statement covering the shares issuable under this agreement.
                  The Company can begin selling shares to the purchaser 20 days after the SEC declares the above-mentioned Registration
                  Statement effective.



BIOPHAN TECHNOLOGIES, INC.
(FORMERLY GREATBIO TECHNOLOGIES, INC.)
 AND SUBSIDIARIES
(a development stage company)

CONSOLIDATED FINANCIAL STATEMENTS

NOVEMBER 30, 2002


                                  BIOPHAN TECHNOLOGIES, INC. (FORMERLY GREATBIO
                                           TECHNOLOGIES, INC.) AND SUBSIDIARIES
                                                  (a development stage company)


                                                                       CONTENTS
                                                              November 30, 2002
-------------------------------------------------------------------------------

Independent Auditor's Report                                              F-1


Consolidated Financial Statements:

   Balance Sheet                                                          F-2
   Statement of Operations                                                F-3
Statement of Cash Flows                                                   F-4
   Notes to Consolidated Financial Statements                       F-5 - F-7



INDEPENDENT ACCOUNTANT'S REPORT
--------------------------------


To the Board of Directors
Biophan Technologies, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Biophan Technologies, Inc. and Subsidiaries as of November 30, 2002, and the related condensed consolidated statements of operations for the nine-month and three-month periods ended November 30, 2002 and 2001 and the consolidated statements of cash flows for the nine-month periods ended November 30, 2002 and 2001 and the amount included in the cumulative column in the condensed consolidated statements of operations and cash flows for the period from March 1, 2002 to November 30, 2002. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of February 28, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended and for the period from August 1, 1968 (date of inception) to February 28, 2002(not presented herein). In our report dated April 5, 2002, except for Note 10, as to which the date was June 7, 2002, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of February 28, 2002, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


/s/GOLDSTEIN GOLUB KESSLER LLP
New York, New York

January 3, 2003

Pg. F-1



                                     BIOPHAN TECHNOLOGIES, INC.
                                         AND SUBSIDIARIES
                                   (A DEVELOPMENT STAGE COMPANY)

                                    CONSOLIDATED BALANCE SHEETS

                                                    November 30, 2002
                                                       (Unaudited)           February 28, 2002
                                                    -------------------------------------------
                                         ASSETS
Current Assets:
  Cash and equivalents                               $     28,053             $     12,199
  Marketable securities, at market value                        -                  568,805
  Due from related parties                                 16,779
  Prepaid expenses                                        130,468                   91,819
                                                    -------------------------------------------
                          Total Current Assets            175,300                  672,823

Fixed Assets, at cost, net                                 69,642                   80,882

Other Assets:
  Intellectual property rights                            110,000                  110,000
  Security deposit                                          2,933                    2,933
  Deferred private equity placement costs                  20,000                        -
  Deferred tax asset, net of valuation allowance of
    $1,718,000 and $1,305,000 respectively                      -                        -
                                                    -------------------------------------------
                                                          132,933                  112,933
                                                    -------------------------------------------
                                                     $    377,875             $    866,638
                                                    ===========================================

                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
  Accounts payable and accrued expenses              $    326,780             $    129,040
  Loan payable to stockholder                             143,570
  Payable to related party                                300,000                  500,000
  Due to related parties                                    4,790                   16,349
                                                    -------------------------------------------
                     Total Current Liabilities            775,140                  645,389

Long-term payable to related party                        500,000

Stockholders' Equity (Deficiency):
  Common stock, $.005 par value
   Authorized, 60,000,000 shares
   Issued and outstanding, 32,987,759 and 29,549,439
     shares respectively                                  164,939                  147,747
  Additional paid-in capital                            5,786,427                4,608,407
  Deficit accumulated during the development stage     (6,848,631)              (4,534,905)
                                                    -------------------------------------------
                                                         (897,265)                 221,249
                                                    -------------------------------------------
                                                     $    377,875             $    866,638
                                                    ===========================================

     See Notes to Consolidated Financial Statements.

Pg. F-2




                                     BIOPHAN TECHNOLOGIES, INC.
                                         AND SUBSIDIARIES
                                   (A DEVELOPMENT STAGE COMPANY)

                                CONSOLIDATED STATEMENTS OF OPERATIONS
<table>                                    (Unaudited)
                                                                                         Period from August
                                        Three Months Ended           Nine Months Ended    1, 1968 (date of
                                            November 30,                November 30,          inception) to
                                       2002          2001          2002          2001      November 30, 2002
                                   ------------------------------------------------------------------------
Operating expenses:
  Salaries and related              $  146,462    $  149,392    $  493,589    $  264,299    $ 1,015,079
  Research and development             195,842       284,035       837,123       570,790      1,899,391
  Professional fees                    104,784       243,357       374,804       415,994      1,724,405
  Write-down of intellectual property
    rights                                   -             -             -             -        490,000
  General and administrative           111,321       194,063       398,930       283,155        901,010
                                   ------------------------------------------------------------------------
Operating loss                        (558,409)     (870,847)   (2,104,446)   (1,534,238)    (6,029,885)

Other income(expense):
  Interest income                          177        11,088        16,878        16,758         44,558
  Interest expense                    (162,862)     (292,499)     (334,422)     (524,117)      (887,965)
  Other income                          47,345        47,109       137,069        47,109        179,104
  Other expense                                      (41,020)      (28,805)      (51,493)       (65,086)
                                   ------------------------------------------------------------------------
                                      (115,340)     (275,322)     (209,280)     (511,743)      (729,389)
                                   ------------------------------------------------------------------------
Loss from continuing operations       (673,749)   (1,146,169)   (2,313,726)   (2,045,981)    (6,759,274)

Loss from discontinued operations            -             -              -             -       (89,357)
                                   ------------------------------------------------------------------------
Net loss                            $ (673,749)  $(1,146,169)  $(2,313,726)  $(2,045,981)   $(6,848,631)
                                   ========================================================================
Loss per common share -basic
 and diluted                        $   ( 0.02)  $     (0.04)  $     (0.08)  $     (0.08)
                                   =======================================================
Weighted average shares outstanding 31,902,380    27,270,895     30,359,831    26,228,246
                                   =======================================================

See Notes to Consolidated Financial Statements.

                                                      3



                                     BIOPHAN TECHNOLOGIES, INC.
                                         AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE COMPANY)

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
<table>                                      (Unaudited)
 Period from August
                                                                    Nine Months Ended        1, 1968 (date of
                                                                       November 30,            inception) to
                                                                  2002             2001     November 30, 2002
                                                           ---------------------------------------------------
Cash flows - operating activities:
  Net loss                                                    $  (2,313,726)  $ (2,045,981)   $  (6,848,631)
  Adjustments to reconcile net loss to net cash
     used for operating activities:
    Depreciation                                                     19,191          3,800           34,120
    Unrealized loss on marketable securities	                             -         51,493           38,143
    Amortization of interest on convertible note payable            300,000              -          300,000
    Losses on marketable securities                                  28,805              -           28,805
    Write-down of intellectual property rights                            -              -          490,000
    Amortization of discount on payable to
     related party                                                        -         46,500           75,000
    Issuance of common stock for services                                 -              -          101,108
    Issuance of common stock for interest                                 -        469,759          468,823
    Grant of stock options for services                             138,000              -          840,800
    Expenses paid by stockholder                                          -              -            2,640
  Changes in operating assets and liabilities:
    Increase in due from related parties                            (16,779)             -          (16,779)
    Increase in prepaid expenses                                    (38,649)       (86,625)        (130,468)
    Increase in security deposits                                                                    (2,933)
    Increase in accounts payable and
     accrued expenses                                               197,740            840          313,449
    Decrease in due to related parties                              (11,559)      (189,362)         (38,706)
                                                           ---------------------------------------------------
                                                                 (1,696,977)    (1,749,576)      (4,344,629)
                                                           ---------------------------------------------------
  Cash flows - investing activities:
    Purchases of fixed assets                                        (7,951)       (31,448)        (103,762)
    Deferred equity placement costs                                 (20,000)             -          (20,000)
    Cost of web site development                                          -        (41,259)
    Security deposit                                                      -         (2,933)
    Sales of marketable securities                                  540,000              -          917,270
    Purchases of marketable securities                                    -       (984,217)        (984,218)
                                                           ---------------------------------------------------
                                                                    512,049     (1,059,857)        (190,710)
                                                           ---------------------------------------------------
  Cash flows - financing activities:
    Proceeds of bridge loans                                              -        986,500          986,500
    Loan from stockholder                                           143,570              -          143,570
    Line of credit borrowing from related party                     300,000              -          300,000
    Net proceeds from sales of capital stock                        757,212      1,783,675        3,133,322
                                                           ---------------------------------------------------
                                                                  1,200,782      2,770,175        4,563,392
                                                           ---------------------------------------------------

Net increase(decrease) in cash and cash equivalents                  15,854        (39,258)          28,053

Cash and cash equivalents, beginning                                 12,199        172,092                -
                                                           ---------------------------------------------------
Cash and cash equivalents, ending                             $      28,053    $   132,834    $      28,053
                                                           ===================================================
Supplemental schedule of noncash investing and
    financing activities:
     Intellectual property acquired through issuance of
      capital stock and assumption of related party payable   $           -    $         -    $     175,000
                                                           ===================================================
     Acquisition of intellectual property                     $           -    $         -    $     425,000
                                                           ===================================================
     Issuance of common stock upon conversion of
       bridge loans                                           $           -    $         -    $     986,500
                                                           ==================================================

       See Notes to Consolidated Financial Statements.

Pg. F-4




                BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                     (A DEVELOPMENT STAGE COMPANY)

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            November 30, 2002


INTERIM FINANCIAL STATEMENTS:

The consolidated financial statements as of November 30, 2002 and for the three and nine months ended November 30, 2002 and 2001 are unaudited.
However, in the opinion of management of the Company, these financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly the financial position and results of operations for such interim periods. The results of operations for the interim periods presented are not necessarily indicative of the results to be obtained for a full year.


BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Biophan Technologies, Inc. ("Biophan") (formerly GreatBio Technologies, Inc.) and its wholly owned subsidiaries, LTR Antisense Technology, Inc. ("Antisense") and MRIC Drug Delivery Systems, LLC ("MRIC") (collectively referred to as the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.


ORGANIZATIONAL HISTORY

The Company was incorporated under the laws of the State of Idaho on August 1, 1968. On January 12, 2000, the Company changed its domicile to Nevada by merging into a Nevada corporation, and on July 19, 2001, changed its name to Biophan Technologies, Inc. The Company's stock currently trades over-the-counter under the symbol BIPH. Our corporate headquarters are located at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586; Tel. (585) 214-2441; website: www.biophan.com.

On December 1, 2000, the Company acquired LTR Antisense Technology, Inc., a New York corporation ("LTR"), from Biomed Solutions, LLC (formerly Biophan,
LLC), a New York limited liability company ("Biomed"), in a share for share exchange. As a result of the exchange, LTR became a wholly owned subsidiary of the Company. The exchange was consummated pursuant to and in accordance with an Exchange Agreement, originally dated December 1, 2000 and subsequently amended, by and among the Company, LTR and Biomed. LTR owns multiple patents for proprietary HIV antisense gene therapy technology.

In connection with the exchange, the Company (i) issued an aggregate of 10,759,101 shares of common stock to Biomed in exchange for all the issued shares of LTR and (ii) issued an aggregate of 10,759,101 shares of common stock to a group of investors for $175,000. Also on December 1, 2000, the Company acquired intellectual property rights, including a pending patent to the MRI-compatible pacemaker technology from Biomed (the "Assignment"), for future consideration of $500,000 ("MRI technology purchase liability payable") The Assignment was consummated pursuant to, and in accordance with, an Assignment and Security Agreement, originally dated December 1, 2000 and subsequently amended, by and between the Company and Biomed.

Pg. F-5

PRINCIPAL BUSINESS ACTIVITIES

The Company is developing technologies that make biomedical devices safe for use in an MRI (Magnetic Resonance Imaging) machine. Many biomedical devices are prohibited for use in an MRI machine, including pacemakers, cardioverter-defibrillators, neurostimulators, bladder control devices, insulin pumps with wire connected sensors, pain control devices, interluminal imaging coils, interventional catheters and guide wires, endoscopes, and others. The Company plans to manufacture and market a temporary pacemaker and to supply sub-system components and intellectual property licenses to manufacturers of other biomedical devices.

The Company is in the development stage and is expected to remain so for at least the next twelve months.


LOAN AGREEMENTS:

In June 2002, the Company signed a Loan Agreement with a holder providing for borrowings of up to $400,000 with interest payable at 8% per annum. Principal and accrued interest become due and payable on December 31, 2003. At November 30, 2002, $143,570 had been borrowed under this Agreement.

In June 2002, the Company executed a line-of-credit agreement (the "Line") with Biomed that provided for borrowings up to $250,000. Interest accrues at 8% per annum. Upon execution of the Line, Biomed received warrants to purchase 325,000 shares of restricted common stock at $1.00 per share. The warrants were valued at approximately $234,000 which was recorded as a discount against the Convertible Promissory Note (the "Note") supporting the Line. At issuance, the Note was convertible into shares of the Company's common stock, at a price below the market value of such stock. The intrinsic value of the beneficial conversion feature of the Note was recorded as an additional discount, such that the full $250,000 issued was discounted, with a corresponding increase to additional paid-in capital. On August 19, 2002, the Line was increased by $100,000 and the expiration date thereof was extended to August 19, 2003. The payment date of amounts borrowed under the original Line was extended to December 1, 2002. In consideration for the increase in the Line, Biomed received additional warrants to purchase shares of restricted common stock at a price dependent on the Company's traded market price, as defined. These warrants have no value. The Company has drawn an additional $50,000 under the Line, which was also fully discounted as a result of the beneficial conversion feature, which was recorded as additional paid-in capital. At November 30, 2002, the Company has borrowed $300,000 in aggregate under the Line.

At it's November meeting, the Board of Directors approved extending the maturity date of the $500,000 MRI technology purchase liability payable to Biomed to June 1, 2004 and the Line of Credit loan to such time as funds are received from the pending registered offering through an institutional investor.
Pg. F-6

CHANGES IN EQUITY:

In accordance with a Private Placement Memorandum dated July 2, 2001, the Company offered to sell 3,000,000 shares of common stock, par value $.005 per share, at $1.00 per share. Gross proceeds of $2,399,750 (net proceeds of $2,188,332) were received.

In June 2001, the Company entered into bridge loan agreements providing gross proceeds of $986,500. Loans of $400,000 from one lender provided for a maturity date of December 15, 2001 and interest payable by issuance of 100,000 shares of stock on the due date. As additional consideration, the noteholder received 100,000 shares of stock and warrants to purchase an additional
100,000 shares at $1.00 per share. The noteholder had the right to convert the principal amounts into stock at $.75 per share at any time prior to maturity. The Company also received proceeds from a series of bridge loans aggregating $586,500 upon the same general terms as above except that interest was payable by issuance of 73,324 shares of stock at the maturity date of October 29, 2001 (extended to November 29, 2001). All bridge lenders exercised their conversion options on November 29, 2001, at which time the Company issued 1,315,334 shares of common stock to convert the loans to equity.

During June 2002, the Company entered into a Stock Purchase Agreement with an institutional investor whereby the Company agreed to sell up to $2,400,000 of the Company's common stock. In November 2002, the agreement was revised to provide for sales of stock up to $3,000,000. The agreement requires the Company to file with the Securities and Exchange Commission ("SEC") a Registration Statement covering the shares issuable under this agreement. The Company can begin selling shares to the purchaser immediately after the SEC declares the above-mentioned Registration Statement effective. The Company is in the process of filing for registration.

In July and August 2002, the Company entered into finder's agreements for the sale of restricted common stock to foreign investors pursuant to the exemption from registration provided in Regulation S of the 1933 Securities Act. The Company issued a total of 2,186,760 shares of stock for aggregate net proceeds of $503,412 under these agreements.

Effective August 22, 2002, the Company entered into a finder's agreement with a domestic consulting firm providing for the sale of restricted shares of common stock pursuant to Regulation D under the Securities Act. The finder receives a cash fee of 10% plus stock. Through January 6, 2003, net cash proceeds of $1,277,772 were received under this agreement.


                               PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

Under Nevada Revised Statutes Section 78.138, a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

    * his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

    * his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of Biophan will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of Biophan or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Nevada law, Biophan's By-Laws include a provision which provides for indemnification of a director or officer by the Company against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was an officer or director, provided that the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

       SEC registration fee                              $   1,534.90
       Printing and engraving expenses                   $   5,000.00
       Legal and accounting fees and expenses            $  50,000.00
                                                         ------------
TOTAL                                                    $  56,534.90
                                                         ============

All amounts in the above table are estimated except the SEC registration fee.


Item 26.  Recent Sales of Unregistered Securities.

The securities of Biophan that were issued or sold by the Company within the past three years and were not registered with the SEC are described below.

On December 1, 2000, we acquired LTR Antisense Technology, Inc., a New York corporation, from Biomed Solutions, LLC (formerly Biophan, LLC), a New York limited liability company in a share for share exchange. As a result of the exchange, LTR became a wholly owned subsidiary. The exchange was consummated pursuant to and in accordance with an Exchange Agreement, dated December 1, 2000 and amended as of June 8, 2001, by and among Biophan, LTR and Biomed.
In connection with the exchange, we issued an aggregate of 10,759,101 shares of common stock to Biomed in exchange for all the issued shares of LTR, and issued an aggregate of 10,759,101 shares of common stock to a promoter group consisting of all accredited investors for $175,000 in cash and the undertaking to assist us in additional capital raising. This transaction was exempt from registration under section 4(2) of the Securities Act of 1933.

In June 2001, we entered into bridge loan agreements providing gross proceeds of $986,500. Loans of $400,000 from one lender provided for a maturity date of December 15, 2001 and interest payable by issuance of 100,000 shares of stock on the due date. As additional consideration, the noteholder received 100,000 shares of stock and warrants to purchase an additional 100,000 shares at $1.00 per share. The noteholder had the right to convert the principal amounts into stock at $.75 per share at any time prior to maturity. We also received proceeds from a series of bridge loans to 15 accredited investors aggregating $586,500 upon the same general terms as above except that interest was payable by issuance of 73,324 shares of stock at the maturity date of October 29, 2001 (extended to November 29, 2001). Warrants to purchase 146,627 at $1.00 per share were issued to these lenders. All bridge lenders exercised their conversion options on November 29, 2001, at which time the Company issued 1,315,334 shares of common stock to convert the loans to equity. This transaction was exempt from registration under Regulation D, Rule 506 under the Securities Act of 1933.

Pursuant to a Private Placement Memorandum dated July 2, 2001, we offered to sell 3,000,000 shares of common stock at $1.00 per share, solely to accredited investors. The offering was concluded in January 2002. Gross proceeds of $2,399,750 were received, less offering costs of $254,467. The private offering was made pursuant to Regulation D, Rule 506 under the Securities
Act. In connection with this offering, we issued a total of 99,667 warrants at an exercise price of $1.00 per share, to three individuals for their services in placing a portion of the offering.

In June 2002, a line-of-credit bridge loan agreement was executed with Biomed Solutions, LLC that provided for borrowings up to $250,000 with interest payable at 8% per annum. Additionally, Biomed received warrants to purchase 75,000 shares of common stock at $1.00 per share. On August 19, 2002,the line was increased by $100,000. In consideration of this and for extending the due date of the Transfer Agreement debt, Biomed received 30,000 additional warrants and all warrants then held by Biomed (a total of 680,000) were priced and repriced to be exercisable at the lowest of (i) the closing bid price on June 4, 2002; (ii) the closing bid price on the date of exercise; or (iii) the lowest per share purchase price paid by any third party between June 4, 2002 and the exercise date. On November 7, 2002, the maturity of the Line was extended to the effective date of this registration statement; thereafter, the loan will be paid over time. Biomed also has the option of converting amounts due into common stock at the price established by the warrant formula described above This transaction is exempt under section 4(2) of the Securities Act of 1933.

In July 2002, we issued warrants to purchase 2,000,000 shares at $1.00 per share and 1,000,000 shares at $1.50 per share, to SBI E2-Capital (USA), Inc. as consideration for financial advisory services. These warrants were replaced on December 8, 2002 by warrants which extended the exercise period but were otherwise identical to the original warrants. We relied on an exemption from registration under Section 4(2) of the Securities Act.

Also in July, 2002, we issued warrants to purchase a total of 50,000 shares at an exercise price of $1.00 per share to 4 individuals in consideration of certain investment banking services. In November 2002, we issued an additional 71,572 warrants to three of those 4 individuals in consideration of services in the nature of finder in connection with a portion of the Regulation S offering and other loans to the Company. We relied on exemptions from Registration under Section 4(2) of the Securities Act of 1933.

During August and September 2002, we issued issued a total of 2,186,760 shares of common stock for gross cash proceeds of $515,397, less commissions and offering costs of $11,985. In connection with these transactions, we also issued 99,388 shares of common stock as additional commission. These shares were issued solely to nonaffiliated, non U.S. persons in offshore transactions exempt from registration under the Securities Act of 1933 pursuant to Regulation S.

From September 2002 through January 6, 2003, we raised $1,385,275 by selling 5,541,100 shares at a per share price of $.25 to 200 accredited investors. Those investors also received warrants to purchase an additional 2,770,550 shares, half at an exercise price of $.25 per share and half at $.50 per share. In connection with this offering, we paid cash commissions of $107,503 and issued 258,006 shares to broker-dealers in consideration of their placement of shares. This offering was exempt from registration under Regulation D, Rule 506 of the Securities Act of 1933.

Item 27.  Exhibits.

No.

*EX-2.1   Articles of Merger filed as Exhibit to Form 10-KSB for the year ended February 29, 2000.

*EX-2.2   Articles of Dissolution filed as Exhibit to Form 10-KSB for the year ended February 29, 2000.

*EX-2.3   Exchange Agreement, dated as of December 1, 2000, by and
           among the Registrant, Biophan and LTR filed as part of Form 8-K, filed December 15, 2000.

*EX-3.1   Certificate of Incorporation (Nevada) filed as Exhibit to
           Form 10-KSB for the year ended February 29, 2000.

*EX-3.2   Bylaws (Nevada) Filed as exhibit to Form 10-KSB for the year ended February 28, 2002.

*EX-3.3   Amendment to the Articles of Incorporation filed as part of
           Form 8-K, filed December 15, 2000.

*EX-3.4   Amendment to Exchange Agreement filed as Exhibit to Form
           10-KSB for the year ended February 28, 2001.

*EX-3.5   Certificate of Amendment to Articles of Incorporation filed as exhibit to Form 8-K on August 27, 2001.

*EX-4.1   Stock Purchase Warrant between the Company and Biomed
           Solutions, LLC dated June 4, 2002, filed as Exhibit to Form
            10-QSB for the period ended May 31, 2002.

*EX-4.2   Stock Purchase Warrant between the Company and Bonanza
           Capital Masterfund LTD, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-4.3   Restated Stock Purchase Warrant between the Company and Biomed
           Solutions, LLC, dated January 8, 2003, filed as Exhibit to Form
            10-QSB for the period ended November 30, 2002.

*EX-4.4   Stock Purchase Warrant between the Company and Biomed Solutions, LLC dated November 11, 2002, filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

*EX-4.5   Form of Stock Purchase Warrant issued to principals of Carolina
           Financial Services, for a total of 121,572 shares, filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

*EX-4.6   Form of Stock Purchase Warrant to be issued to Carolina Financial services in connection with the Stock Purchase Agreement with
            Spectrum Advisors, Ltd, filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

*EX-4.7   Form of Stock Purchase Warrant issued to investors in private placement of securities , for a total of 2,770,550 shares, filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

*Ex-4.8   Stock Purchase Warrant issued to SBI E2-Capital (USA), Inc. , filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

 EX-5.1   Opinion of counsel

*EX-10.1  Assignment, dated as of December 1, 2000, by and between the
           Registrant and Biophan filed as part of Form 8-K, filed
            December 15, 2000.

*EX-10.2  Security Agreement, dated as of December 1, 2000, by and between the Registrant and Biophan filed as part of Form
            8-K, filed December 15, 2000.

*EX-10.3  Transfer Agreement filed as Exhibit to Form 10-KSB for the year ended February 28, 2001.

*EX-10.4  Amendment to Transfer Agreement filed as Exhibit to Form
           10-KSB for the year ended February 28, 2001.

*EX-10.5  Line of Credit Agreement between the Company and Biomed
           Solutions, LLC dated June 4, 2002, filed as Exhibit to Form
            10-QSB for the period ended May 31, 2002.

*EX-10.6  Convertible Promissory Note between the Company and Biomed
           Solutions, LLC dated June 4, 2002, filed as Exhibit to Form
            10-QSB for the period ended May 31, 2002.

*EX-10.7  Loan Agreement between the Company and H. Deworth Williams dated June 18, 2002, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.8  Stock Purchase Agreement between the Company and Bonanza
           Capital Masterfund LTD, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.9  Escrow Agreement between the Company, Bonanza Capital
           Masterfund LTD and Boylan, Brown, Code, Vigdor & Wilson LLP,
            filed as Exhibit to Form 10-QSB for the period ended May
             31, 2002.

*EX-10.10 Registration Rights Agreement between the Company and
           Bonanza Capital Masterfund LTD, filed as Exhibit to Form
            10-QSB for the period ended May 31, 2002.

*EX-10.11 Executive Employment Agreement between the Company and
           Michael L. Weiner dated December 1, 2000, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.12 Executive Employment Agreement between the Company and
           Jeffrey L. Helfer dated June 6, 2002, filed as Exhibit to
            Form 10-QSB for the period ended May 31, 2002.

*EX-10.13 Executive Employment Agreement between the Company and
           Stuart G. MacDonald dated June 6, 2002, filed as Exhibit to
            Form 10-QSB for the period ended May 31, 2002.

*EX-10.14 Executive Employment Agreement between the Company and
           Robert J. Wood dated June 6, 2002, filed as Exhibit to Form
            10-QSB for the period ended May 31, 2002.

*EX-10.15 Financial Accommodations Agreement between the Company and
           Bellador (Labuan) Ltd dated July 1, 2002, filed as Exhibit to Form 10-QSB for the period ended May 31, 2002.

*EX-10.16 Stock Purchase Agreement between the Company and Spectrum
           Advisors, LTD., filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

*EX-10.17 Escrow Agreement between the Company, Spectrum Advisors, Ltd.
           and Boylan, Brown, Code, Vigdor & Wilson LLP., filed as Exhibit to
            Form 10-QSB for the period ended November 30, 2002.

*EX-10.18 Registration Rights Agreement between the Company and
           Spectrum Advisors, Ltd., filed as Exhibit to Form 10-QSB for the period ended November 30, 2002.

*EX-16.1  Letter on change of accountants filed as Exhibit to Form
           10-KSB for the year ended February 28, 2001.

*EX-16.2  Appointment of independent public accountants filed as exhibit to Form 8-K on May 7, 2001.

*EX-21    Subsidiaries filed as Exhibit to Form 10-KSB for the year
           ended February 28, 2001.

*EX-22.1  Definitve Proxy Statement filed with the Securities and Exchange
           Commission on January 10, 2000

*EX-22.2  Definitive Proxy Statement filed with the Securities and
           Exchange Commission on June 3, 2001.

 EX-23.1  Auditors' Consent - Goldstein, Golub, Kessler, LLP

*EX-23.2  Consent of Boylan, Brown, Code, Vigdor & Wilson, LLP is included in its opinion filed as Exhibit 5.1.

*EX-24.1  Power of Attorney (included on Signature Page of their Registration
           Statement)

*EX-99    2001 Stock Option Plan filed as exhibit to Form 8-K on August
           27, 2001.


* Exhibits so marked have heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and are incorporated herein by reference.

Item 28. Undertakings.

The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

(3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) For the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1034 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                 SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of West Henrietta, State of New York on January 15, 2002.

BIOPHAN TECHNOLOGIES, INC.




By:   /s/Michael L. Weiner
   ----------------------------------------
      Michael L. Weiner,
      President and Chief Executive Officer


                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Robert J. Wood as such person's true and lawful attorney-in-fact and agent, will full powers of substitution and re-substitution, for such person in name, place and stead, to sign in any and all amendments (including post-effective amendments) to this Registration
Statement on Form SB-2, in any and all capacities, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 15, 2003.

    Signature                Title                              Date
---------------------    ---------------------------         ---------------

/s/ Michael L. Weiner    President, CEO and Director        January 15, 2003
---------------------
Michael L. Weiner       (Principal Executive Officer)


/s/ Robert J. Wood       Vice President, Treasurer and CFO  January 15, 2003
---------------------   (Principal Financial and Accounting
Robert J. Wood           Officer)
/s/ David A. Miller      Secretary                          January 15, 2003
---------------------
David A. Miller


/s/ Guenter H. Jaensch   Director                           January 15, 2003
---------------------
Guenter H. Jaensch


/s/ Ross B. Kenzie       Director                           January 15, 2003
---------------------
Ross B. Kenzie


/s/ Steven Katz          Director                           January 15, 2003
---------------------
Steven Katz


/s/ Robert S. Bramson    Director                           January 15, 2003
---------------------
Robert S. Bramson